Private & confidential
Dated: 19th February, 2009
EFG EUROBANK ERGASIAS S.A.
-and-
STEALTHGAS INC.

LOAN AGREEMENT
for a secured floating interest rate
loan facility of up to US$37,500,000

Theo V. Sioufas & Co.
Law Offices
Piraeus

TABLE OF CONTENTS

CLAUSE	HEADINGS	PAGE

1.	PURPOSE, DEFINITIONS AND INTERPRETATION	1
2.	THE LOAN	14
3.	INTEREST	17
4.	REPAYMENT — PREPAYMENT	20
5.	PAYMENTS, TAXES AND COMPUTATION	25
6.	REPRESENTATIONS AND WARRANTIES	27
7.	CONDITIONS PRECEDENT	33
8.	COVENANTS	38
9.	EVENTS OF DEFAULT	48
10.	INDEMNITIES — EXPENSES — FEES	55
11.	SECURITY, APPLICATION AND SET-OFF	60
12.	UNLAWFULNESS, INCREASED COSTS	64
13.	ASSIGNMENT, PARTICIPATION, CHANGE OF LENDING BRANCH	66
14.	COMMUNICATIONS	69
15.	GOVERNING LAW AND JURISDICTION	71

SCHEDULE
1.	FORM OF DRAWDOWN NOTICE

THIS AGREEMENT is dated 19th February, 2009 made BETWEEN:
(1)	EFG EUROBANK ERGASIAS S.A., a banking societe anonyme duly incorporated under the laws of Greece, having its registered office at 8 Othonos Street, Athens, Greece, acting for the purposes of this Agreement through its office at 83 Akti Miaouli, Piraeus, Greece, as lender (the “Bank”); and

(2)	STEALTHGAS INC., a company duly incorporated in the Republic of The Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, P.O. Box 1405, Majuro, Marshall Islands MH 96960 (the “Borrower”, which expression includes its successors)
AND IT IS HEREBY AGREED as follows:
1.	PURPOSE, DEFINITIONS AND INTERPRETATION

1.1	Purpose

This Agreement sets out the terms and conditions upon and subject to which it is agreed that the Bank will make available to the Borrower a term loan of up to the lesser of (a) Thirty seven million five hundred thousand Dollars ($37,500,000) and (b) 75% of the Market Value of the Vessel determined in accordance with Clause 8.10(b) to be used for the purpose of financing part of the acquisition cost (according to the MOA) of the Vessel.

1.2	Definitions

In this Agreement, unless the context otherwise requires each term or expression defined in the recital of the parties and in this Clause shall have the meaning given to it in the recital of the parties and in this Clause and:

“Accounts Pledge Agreement” means an agreement to be made between the Owner and the Bank for the creation of a pledge in favour of the Bank over the Earnings Account and the Retention Account, in form satisfactory to the Bank;

“Agreed Rate” means a rate agreed between the Bank and the Borrower on the basis of which (instead of LIBOR) the interest rate is determined pursuant to Clause 3.6;

“Availability Period” means the period starting on the date hereof and ending on the earlier of (i) three months after the contractual delivery date of the Vessel and (ii) 30th July, 2009 or until such later date as the Bank may agree in writing or on such earlier date (if any), (i) on which the whole Commitment has been advanced by the Bank to the Borrower, or (ii) on which the Borrower cancels the whole of the undrawn Commitment under Clause 2.7 or (iii) on which the Commitment is reduced to zero pursuant to Clauses 9.10 or 12.2 or 12.5 or any other Clause of this Agreement;

“Balloon Instalment” means the principal part of the Loan amounting to $14,750,000 (Fourteen million seven hundred fifty thousand Dollars);

“Bank” means the Bank as specified in the beginning of this Agreement and the successors and assigns of the Bank;

“Banking Day” means any day on which banks and foreign exchange markets in New York, London, Athens and Piraeus and in each country or place in or at which an act is required to be done under this Agreement in accordance with the usual practice of the Bank, are open for the transaction of business of the nature contemplated in this Agreement;

“Borrowed Money” means Indebtedness incurred in respect of (i) money borrowed or raised, (ii) any bond, note, loan stock, debenture or similar instrument, (iii) acceptance or documentary credit facilities, (iv) deferred payments for assets or services acquired, (v) rental payments under leases (whether in respect of land, machinery, equipment or otherwise) entered into primarily as a method of raising finance or of financing the acquisition of the asset leased, (vi) guarantees, bonds, stand-by letters of credit or other instruments issued in connection with the performance of contracts and (vii) guarantees or other assurances against financial loss in respect of Indebtedness of any person falling within any of paragraphs (i) to (vi) above;

“Borrower” means the Borrower as specified at the beginning of this Agreement;

“Charterparty” means in respect of the Vessel any time charterparty entered or to be entered by the Owner or any person, firm or company on its behalf, as owner, and a charterer acceptable to the Bank (herein a “Charterer”), which Charterparty exceeds or is capable of exceeding twelve (12) months in duration and on terms and conditions in all respects acceptable to the Bank (and shall include any addenda thereto) and includes the C & Shipping Charterparty;

“Charterparty Assignment” in relation to the Vessel means the assignment of the any Charterparty executed or (as the context may require) to be executed by the Owner in favour of the Bank and an acknowledgement of notice of the assignment in respect of such Charterparty to be given by the relevant Charterer, in form satisfactory to the Bank;

“Commitment” means the amount which the Bank has agreed to lend to the Borrower under Clause 2.1 as reduced pursuant to any relevant term of this Agreement;

“Commitment Letter” means the Commitment Letter dated 14th January, 2009 of the Bank and shall include any amendments or addenda thereto;

“Confirmation” means a Confirmation exchanged, or deemed exchanged, between the Bank and the Borrower as contemplated by the Master Agreement;

“Corporate Guarantor” means the Owner;

“Corporate Guarantee” means any guarantee given or, as the context may require, to be given by a Corporate Guarantor in form and substance satisfactory to the Bank as a security for the Outstanding Indebtedness and any and all other obligations of the Borrower under this Agreement and the Master Agreement;

“Credit Support Document” means any document described as such in the Master Agreement and, where the context permits, any other document referred to in any Credit Support Document which has the effect of creating an Encumbrance in favour of the Bank;

“C & Shipping Charterparty” means in relation to the Vessel means the time charter to be entered into between C & Shipping CO. LTD., of 14th Floor, Changgyo Building, 1 Changgyo Dong, Chung-Gu, Seoul, South Korea, as charterer (the “Charterer”), and the Owner, as owner, for the time-charter employment of the Vessel for a period of at least 36 months, at a minimum net hire rate of $22,000 and with all other terms and conditions acceptable to the Bank;

“Default” means any Event of Default or any event which with the giving of notice or lapse of time or the satisfaction of any other condition (or any combination thereof) would constitute an Event of Default;

“Default Rate” means that rate of interest per annum which is determined in accordance with the provisions of Clause 3.4;

“Delivery” means the delivery of the Vessel by the Seller to the Borrower, and the acceptance of the Vessel by the Borrower, pursuant to the MOA;

“Delivery Date” means the date upon which Delivery occurs;

“DOC” means a document of compliance issued to an Operator in accordance with rule 13 of the ISM Code;

“Dollars” and “$” mean the lawful currency of the United States of America and in respect of all payments to be made under any of the Security Documents means funds which are for same day settlement in the New York Clearing House Interbank Payments System (or such other U.S. dollar funds as may at the relevant time be customary for the settlement of international banking transactions denominated in Dollars);

“Drawdown Date” means the day, being a Banking Day, on which the Commitment is or, as the context may require, shall be advanced to the Borrower;

“Drawdown Notice” means a notice substantially in the terms of Schedule 1;

“Early Termination Date” has the meaning given to that expression in section 14 of the Master Agreement;

“Earnings” in relation to the Vessel, means all earnings of the Vessel, both present or future, including all freight, hire and passage moneys, compensation payable to the Owner in the event of requisition of the Vessel for hire, remuneration for salvage and towage services, demurrage and detention moneys, contributions of any nature whatsoever in respect of general average, damages for breach (or payments for variation or termination) of any Charterparty or other contract for the employment of the Vessel and any other earnings whatsoever due or to become due to the Owner in respect of the Vessel and all sums recoverable under the Insurances in respect of loss of Earnings and includes, if and whenever the Vessel is employed on terms whereby any and all such moneys as aforesaid are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing agreement which is attributable to the Vessel;

“Earnings Account” means an account opened or to be opened and maintained in the name of the Owner with the Bank pursuant to Clause 11.7 and shall include any sub-accounts or call accounts (whether in Dollars or any other currency) opened under the same designation or any revised designation or number from time to time notified by the Bank to the Borrower or the Owner and to which (inter alia) all Earnings of the Vessel are to be paid in accordance with Clauses 11.7 and 8.9(b);

“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, security interest, title retention, arrest, seizure, garnishee order (whether nisi or absolute) or any other order or judgement having similar effect or other encumbrance of any kind securing or any right conferring a priority of payment in respect of any obligation of any person;

“Environmental Affiliate” in relation to the Vessel means any agent or employee of the Owner or any other Relevant Party or any person having a contractual relationship with the Owner or any other Relevant Party in connection with any Relevant Ship or her operation or the carriage of cargo thereon;

“Environmental Approval” means any consent, authorisation, licence or approval of any governmental or public body or authorities or courts applicable to any Relevant Ship or her operation or the carriage of cargo thereon and/or passengers therein and/or provisions of goods and/or services on or from the Relevant Ship required under any Environmental Law;

“Environmental Claim” means (i) any claim by, or directive from, any applicable governmental, judicial or other regulatory authority alleging breach of, or non-compliance with, any Environmental Laws or Environmental Approvals or otherwise howsoever relating to or arising out of an Environmental Incident or (ii) any claim by any other third party howsoever relating to or arising out of an Environmental Incident (and, in each such case, “claim” shall mean a claim for damages, clean-up costs, compliance, remedial action or otherwise);

“Environmental Incident” in relation to the Vessel means (i) any release of Material of Environmental Concern from the Vessel, (ii) any incident in which Material of Environmental Concern is released from the Vessel other than the Vessel and which involves collision between the Vessel and such other vessel or some other incident of navigation or operation, in either case, where the Vessel, the Owner or the Manager are actually at fault or otherwise liable (in whole or in part) or (iii) any incident in which Material of Environmental Concern is released from a vessel other than the Vessel and where the Vessel is actually liable to be arrested as a result and/or where the Owner or the Manager are actually at fault or otherwise liable;

“Environmental Laws” means all national, international and state laws, rules, regulations, treaties and conventions applicable to any Relevant Ship pertaining to the pollution or protection of human health or the environment including, without limitation, the carriage or Materials of Environmental Concern and actual or threatened emissions, spills, releases or discharges of Materials of Environmental Concern and actual or threatened emissions, spills, releases or discharges of Materials of Environmental Concern from any Relevant Ship (including, without limitation, the United States Oil Pollution Act of 1990 and any comparable laws of the individual States of the United States of America);

“Event of Default” means any event or circumstance set out in Clause 9 or described as such in any other of the Security Documents;

“Expenses” means the aggregate at any relevant time (to the extent that the same have not been received or recovered by the Bank) of:
(a)	all losses, liabilities, costs, charges, expenses, damages and outgoings of whatever nature, (including, without limitation, Taxes, repair costs, registration fees and insurance premiums, crew wages, repatriation expenses and seamen’s pension fund dues) suffered, incurred, charged to or paid or committed to be paid by the Bank in connection with the exercise of the powers referred to in or granted by any of the Security Documents or otherwise payable by the Borrower in accordance with the terms of any of the Security Documents;

(b)	the expenses referred to in Clause 10.2; and

(c)	interest on all such losses, liabilities, costs, charges, expenses, damages and outgoings from, in the case of Expenses referred to in sub-paragraph (b) above, the date on which such Expenses were demanded by the Bank from the Borrower and in all other cases, the date on which the same were suffered, incurred or paid by the Bank until the date of receipt or recovery thereof (whether before or after judgement) at the Default Rate (as conclusively certified by the Bank);
“Final Maturity Date” means the date falling ten (10) years from the Drawdown Date;

“Flag State” means the Republic of Marshall Islands or such other state or territory proposed in writing by the Owner to the Bank and approved (at its sole discretion) by the Bank, as being the Flag State of the Vessel for the purposes of the Security Documents;

“Funding Cost” means the discount margin i.e. the spread over the 3 month Euribor the investment community requires in order to place funds to a floating rate note of at least €500,000,000 (Five hundred million Euro) with the longest maturity at the time issued by EFG Hellas PLC under the guarantee of the Bank), provided that the calculation (through Bloomberg pricing) of such discount margin will be based on the arithmetic average of at least two (2) firm bid prices quoted to the Bank by leading European or Greek banks two (2) Banking Days before the relevant Interest Payment Date;

“General Assignment” in relation to the Vessel means the assignment collateral to the relevant Mortgage executed or (as the context may require) to be executed by the Owner in favour of the Security Agent in form satisfactory to the Security Agent;

“Governmental Withholdings” means withholdings and any restrictions or conditions resulting in any charge whatsoever imposed, either now or hereafter, by any sovereign state or by any political sub-division or taxing authority of any sovereign state;

Group” means the Borrower, its Subsidiaries (including the Owner) and “Group Member” means any member of the Group;

“IAS” means International Accounting Standards consistently applied;

“Indebtedness” means any obligation for the payment or repayment of money, whether as principal or as surety, whether present or future, actual or contingent;

“Insurances” in relation to the Vessel means in respect of the Vessel all policies and contracts of insurance and reinsurances for captive company, if applicable, (including, without limitation, all entries of the Vessel in a protection and indemnity, war risks or other mutual insurance association) which are from time to time in place or taken out or entered into by or for the benefit of the Owner (whether in the sole name of the Owner or in the joint names of the Owner and the Security Agent) in respect of the Vessel and its earnings or otherwise howsoever in connection with the Vessel and all benefits of such policies and/or contracts (including all claims of whatsoever nature and return of premiums);

“Interest Payment Date” means in respect of the Loan or any part thereof in respect of which a separate Interest Period is fixed the last day of the relevant Interest Period and in case of any Interest Period longer than three (3) months the date(s) falling at successive three (3) monthly intervals during such longer Interest Period and the last day of such Interest Period;

“Interest Period” means in relation to the Loan or any part thereof, each period for the calculation of interest in respect of the Loan or such part ascertained in accordance with Clauses 3.2 and 3.3;

“ISM Code” means in relation to its application to the Owner, the Vessel and her operation:
(a)	“The International Management Code for the Safe Operation of Ships and for Pollution Prevention”, currently known or referred to as the “ISM Code”, adopted by the Assembly of the International Maritime Organisation by Resolution A. 741(18) on 4th November, 1993 and incorporated on 19th May, 1994 into chapter IX of the International Convention for the Safety of Life at Sea 1974 (SOLAS 1974); and

(b)	all further resolutions, circulars, codes, guidelines, regulations and recommendations which are now or in the future issued by or on behalf of the International Maritime Organisation or any other entity with responsibility for implementing the ISM Code, including without limitation, the “Guidelines on implementation or administering of the International Safety Management (ISM) Code by Administrations” produced by the International Maritime Organisation pursuant to Resolution A. 788(19) adopted on 25th November, 1995;
as the same may be amended, supplemented or replaced from time to time;

“ISM Code Documentation” includes:
(a)	the DOC and SMC issued by a classification society in all respects acceptable to the Bank in its absolute discretion pursuant to the ISM Code in relation to the Vessel within the period specified by the ISM Code;

(b)	all other documents and data which are relevant to the ISM SMS and its implementation and verification which the Bank may require by request; and

(c)	any other documents which are prepared or which are otherwise relevant to establish and maintain the Vessel’s or the Owner’s compliance with the ISM Code which the Bank may require by request;
“ISM SMS” means the safety management system which is required to be developed, implemented and maintained under the ISM Code;

“ISPS Code” means the International Ship and Port Security Code of the International Maritime Organization and includes any amendments or extensions thereto and any regulation issued pursuant thereto;

“ISSC” means an International Ship Security Certificate issued in respect of the Vessel pursuant to the ISPS Code;

“Lending Branch” means the office of the Bank appearing at the beginning of this Agreement or any other office of the Bank designated by the Bank as the Lending Branch by notice to the Borrower;

“LIBOR” means in relation to any amount and for any period:
(a)	the offered rate (if any) per annum for deposits in Dollars for such amount and for such period which is the rate, for such period, appearing on the relevant page of the Reuters Screen LIBOR01 at or about 11 a.m. London time on the Quotation Date (or, if the Bank shall have made a determination pursuant to Clause 3.6 such later time (not being later than 1 p.m. (London time) on the first day of such period) as the Bank may determine) (and, for the purposes of this Agreement, “Reuters Screen LIBOR01” means the display designated as “LIBOR01” on the Reuters Service or such other page as may replace LIBOR01 on that service for the purpose of displaying rates comparable to that rate or on such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying the British Bankers’ Association Interest Settlement Rates for Dollars); and

(b)	if on such date no such rate is so displayed, LIBOR for such period shall be the rate determined by the Bank in accordance with its usual practices to obtain similar deposit(s) in Dollars on the basis of the rates quoted by the Bank as the Bank’s offered rate for deposits in Dollars in an amount approximately equal to the amount in relation to which LIBOR is to be determined for a period equivalent to such period in the London Interbank Market at or about 11:00 a.m. (London time) on the second Banking Day before the first day of such period;
“Loan” means the aggregate principal amount for the time being borrowed by and advanced to the Borrower in respect of the Commitment or (as the context may require) the principal amount owing to the Bank under this Agreement at any relevant time;

“Major Casualty Amount” means any casualty to the Vessel in respect whereof the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds seven hundred fifty thousand Dollars ($1,500,000) or the equivalent in any other currency;

“Management Agreement” in relation to the Vessel means the agreement made or to be made between the Owner and the Manager providing for the appointment of the Manager to manage the Vessel subject to and upon the terms and conditions therein contained and approved by the Bank;

“Manager” means stealth maritime corp. S.A., a company duly incorporated under the laws of the Republic of Liberia, whose registered office is at 80 Broad Street, Monrovia, Liberia and having an established office in Greece under Greek laws 89/67, 378/68, 25/75 and 814/79 (as amended) at 331 Kifissias Avenue, 145 61

Kifissia, Athens, Greece and/or any other person nominated by the Borrower and acceptable to the Bank which shall manage the Vessel;

“Manager’s Undertaking” in relation to the Vessel means letter of undertaking and subordination executed or (as the context may require) to be executed by the Manager in favour of the Bank, such undertaking to be in form and substance satisfactory to the Bank;

“Margin” means either:
(a)	two point five zero per centum (2.50%) per annum (“Margin A”);

or

(b)	one point three zero per centum (1.30%) per annum (“Margin B”);
“Master Agreement” means the Master Agreement (on the 1992 ISDA (Multicurrency — Crossborder) form as modified (or any other form of master agreement relating to interest or currency exchange transactions)) made or to be made between the Bank and the Borrower, and includes the Schedule thereto and all transactions from time to time entered into and Confirmations from time to time exchanged under the Master Agreement and any amending, supplementing or replacement agreements made from time to time;

“Master Agreement Liabilities” means, at any relevant time, all liabilities actual or contingent, present or future, of the Borrower to the Bank under the Master Agreement;

“Master Agreement Security Deed” means, in relation to the Master Agreement, the security deed executed or (as the context may require) to be executed by the Borrower in favour of the Bank in relation to certain of the rights of the Borrower under the Master Agreement in form and substance satisfactory to the Bank;

“Market Value” in relation to the Vessel means the market value of the Vessel as determined in accordance with Clause 8.10(b);

“Material of Environmental Concern” means and includes pollutants, contaminants toxic substances, oil as defined in the United States Oil Pollution Act of 1990 and all hazardous substances as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act 1988;

“MOA” means the Memorandum of Agreement dated 18th March, 2008 entered into between (a) East Maritime Pte Ltd., of Singapore (herein, the “Seller”) and (b) the Owner, as buyer of the Vessel, in respect of the sale by the Seller and the purchase by the Owner of the Vessel and shall include any and all addenda thereto;

“Month” means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it started provided that (i) if there is no such numerically corresponding day, it shall end on the last Banking Day in such next calendar month and (ii) if such numerically corresponding day is not a Banking Day, the period shall end on the next following Banking Day in the same calendar month but if there is no such Banking Day it shall end on the proceeding Banking Day and “months” and “monthly” shall be construed accordingly;

“Mortgage” means in relation to the Vessel the first preferred ship mortgage or, as the case may, first priority ship mortgage and the Deed of Covenants supplemental thereto, to be executed by the Owner in favour of the Bank in form satisfactory to the Bank and be registered on the Vessel on the Drawdown Date;

“Operator” means in relation to the Vessel any person who is from time to time during the Security Period concerned in the operation of the Vessel and falls within the definition of “Company” set out in rule 1.1.2. of the ISM Code;

“Outstanding Indebtedness” means the aggregate of the Loan and interest accrued and accruing thereon, the Expenses, the Master Agreement Liabilities and all other sums of money from time to time owing by the Borrower to the Bank, including, without limitation, default interest, damages, indemnities, costs, expenses, whether actually or contingently, presently or in the future, under this Agreement, the Master Agreement and the other Security Documents;

“Owner” means king of hearts inc., a company duly incorporated in the Republic of The Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (and includes its successors);

“Permitted Encumbrance” means any Encumbrance in favour of the Bank created pursuant to the Security Documents and Permitted Liens;

“Permitted Liens” in relation to the Vessel means any lien on the Vessel for master’s, officer’s or crew’s wages outstanding in the ordinary course of trading, any lien for salvage and any ship repairer’s or outfitter’s possessory lien for a sum not (except with the prior written consent of the Bank) exceeding the Major Casualty (as defined in the Mortgage);

“Protocol of Delivery and Acceptance” means the protocol of delivery and acceptance executed and delivered or (as the context may require) to be executed and delivered by or on behalf of the Builder and the Borrower evidencing the delivery and acceptance of the Vessel pursuant to the Contract, such protocol to be in a form satisfactory to the Bank;

“Registry” in relation to the Vessel means the offices of such registrar, commissioner or representative of the relevant Flag State who is duly authorised to register the Vessel, her Owner’s title to the Vessel and the relevant Mortgage over the Vessel under the laws and flag of the relevant Flag State;

“Related Company” of any company is a company which is controlled by that company from time to time;

“Relevant Jurisdiction” means any jurisdiction in which or where any Security Party is incorporated, resident, domiciled, has a permanent establishment, carries on, or has a place of business or is otherwise effectively connected;

“Repayment Date” means each of the dates specified in Clause 4.1 on which the Repayment Instalments shall be payable by the Borrower to the Bank;

“Relevant Party” means the Borrower, the Borrower’s Related Companies and any other Security Party and any Security Party’s Related Companies;

“Relevant Ship” means the Vessel and any other vessel from time to time (whether before or after the date of this Agreement) owned by any Relevant Party;

“Repayment Date” means each of the dates specified in Clause 4.1 on which the Repayment Instalments shall be payable by the Borrower to the Bank;

“Repayment Instalment” means each instalment of the Loan which becomes due for repayment by the Borrower to the Bank on a Repayment Date pursuant to Clause 4.1;

“Requisition Compensation” in relation to the Vessel means all sums of money or other compensation from time to time payable by reason of requisition of the Vessel otherwise than by requisition for hire;

“Retention Account” means an interest bearing account of the Borrower opened (or as the context may require) to be opened by the Borrower with the Lending Office or such other branch of the Bank or any other bank as may be required by and at the discretion of the Bank and includes any other account designated by the Bank to be a Retention Account for the purposes of this Agreement;

“Security Documents” means the Master Agreement, the Master Agreement Security Deed, the Accounts Pledge Agreement, the General Assignment, the Mortgage, the Corporate Guarantee, the Charterparty Assignment, the Manager’s Undertaking and any document or documents (including if the context so requires this Agreement) that may now or hereafter be executed to secure the whole or any part of the Outstanding Indebtedness as well as for the performance by the Borrower of all its obligations covenants and agreements pursuant to this Agreement, the Master Agreement and/or the other Security Documents, each such Security Document to be in form and substance as the Bank may require as the same may from time to time be amended and/or supplemented;

“Security Party” means the Borrower, the Corporate Guarantor/Owner and any person (other than the Bank) which is or will become a party to any of the Security Documents;

“Security Period” the period commencing on the date hereof and terminating on the date upon which the Loan together with all interest thereon and all other moneys payable to the Bank under this Agreement, the Master Agreement and the Security Documents has been repaid in full to the Bank;

“Security Requirement” means the amount in Dollars (as certified by the Bank whose certificate shall, in the absence of manifest error, be conclusively binding on the Borrower) which is at any relevant time one hundred and twenty five percent (125%) of the aggregate of the Loan and the Swap Exposure;

“Security Value” means the amount in Dollars (as certified by the Bank whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrower) which, at any relevant time is the aggregate of (a) the Market Value of the Vessel as most recently determined in accordance with Clause 8.10(b) and (b) the market value of any additional security provided under Clause 8.10(c) (if any);

“SMC” in relation to the Vessel means a safety management certificate issued in respect of the Vessel in accordance with rule 13 of the ISM Code;

“Subsidiary” means a body corporate from time to time of which another body corporate (a) has direct or indirect control, or (b) owns directly or indirectly more than fifty percent (50%) of the share capital or similar right of ownership (and in this definition “control” means the power to direct the management and the policies of a body corporate, whether through the ownership of voting capital, by contract or otherwise);

“Swap Exposure” means, as at any relevant time, the amount certified by the Bank to the Borrower to be the aggregate net amount in Dollars which would be payable by the Borrower to the Bank under (and calculated in accordance with) section 6(e) (Payments on Early Termination) of the Master Agreement if an Early Termination Date had occurred at the relevant time in relation to all continuing Transactions;

“Taxes” includes all present and future taxes, levies, imposts, duties, fees or charges of whatever nature together with interest thereon and penalties in respect thereof (except taxes concerning the Bank and imposed on the net income of the Bank) and “Taxation” shall be construed accordingly;

“Total Loss” in relation to the Vessel, means (a) actual, constructive, compromised or arranged total loss of the Vessel; or (b) requisition for title or other compulsory acquisition of the Vessel otherwise than by requisition for hire; or (c) hijacking, theft, condemnation, capture, seizure, detention, arrest or confiscation of the Vessel by any government or by any person acting or purporting to act on behalf of any government, unless the Vessel is released and restored to the Owner within sixty (60) days after the occurrence thereof;

“Transaction” means a transaction entered into between the Bank and the Borrower governed by the Master Agreement; and

“Vessel” means the 46,000 dwt oil chemical tanker motor vessel presently under construction at the Shipyard of Hyundai Mipo Dockyard Ltd., of Korea, currently known as Hull No. 2139, to be constructed by the Builder and sold by the Seller to the Owner pursuant to the MOA and to be registered upon her delivery in the ownership of the Owner through the Registry under the laws and flag of the Flag State with the name “STEALTH SV”.
1.3	Interpretation. In this Agreement:
(a)	Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement;

(b)	each of the terms defined in Clause 1.2 when used in plural and terms defined in plural or words used in plural (and unless in the specific clause or sentence is otherwise expressly specified) mean all of them collectively and/or each of them and/or anyone of them (even if this is not expressly so spelled out) as the context may require or permit;

(c)	subject to any specific provision of this Agreement or of any assignment and/or participation or syndication agreement of any nature whatsoever, reference to each of the parties hereto and to the other Security Documents shall be deemed to be reference to and/or to include, as appropriate, their respective successors and permitted assigns;

(d)	reference to a person shall be construed as including reference to a firm, company, corporation or any State or any agency thereof;

(e)	where the context so admits, words in the singular include the plural and vice versa;

(f)	the words “including” and “in particular” shall not be construed as limiting the generality of any foregoing words;

(g)	this Agreement and all documents referred to in this Agreement include the same as varied or supplemented from time to time;

(h)	reference to this Agreement includes all the terms of this Agreement and any Schedules, Annexes or Appendices to this Agreement, which form an integral part of same;

(i)	reference to Clauses, Sub-Clauses and Schedules are to Clauses, Sub-Clauses and Schedules in this Agreement;

(j)	reference to a “guarantee” include references to an indemnity or other assurance against financial loss including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and “guaranteed” shall be construed accordingly;

(k)	reference to the opinion of the Bank or a determination or acceptance by the Bank or to documents, acts, or persons acceptable or satisfactory to the Bank or the like shall be construed as reference to opinion, determination, acceptance or satisfaction of the Bank at the reasonable discretion of the Bank and such opinion, determination, acceptance or satisfaction of the Bank shall be conclusive and binding on the Borrower (save as herein provided); and

(l)	words and expressions defined in the Master Agreement, unless the context otherwise requires, when used herein, have the same meaning.
2.	THE LOAN

2.1	Commitment to Lend. Relying upon each of the representations and warranties in Clause 6 and in each of the other Security Documents, it is hereby agreed and undertaken by the Bank to lend to the Borrower upon and subject to the terms of this Agreement, the sum referred to in Clause 1.1 hereof.

2.2	Drawdown Notice and Commitment to Borrow. Subject to the terms and conditions of this Agreement, the Commitment shall be advanced to the Borrower following receipt by the Bank from the Borrower of a Drawdown Notice not later than 10 a.m. (London time) on the second Banking Day before the date on which the drawdown is intended to be made. A Drawdown Notice shall be effective on actual receipt by the Bank and, once given, shall subject as provided in Clause 3.6 be irrevocable.

2.3	Number of advances Agreed. The Commitment shall be advanced to the Borrower in one (1) advance.

2.4	Disbursement. Upon receipt of a Drawdown Notice complying with the terms of this Agreement the Bank shall, subject to the provisions of Clause 7, on the date specified in such Drawdown Notice, make the Commitment available to the Borrower.

2.5	Application of proceeds. Without prejudice to the Borrower’s obligations under Clause 8.8(a), the Bank shall have no responsibility for the application of the proceeds of the Loan (or any part thereof) by the Borrower.

2.6	Termination Date. Any part of the Commitment undrawn and uncancelled at the end of the Availability Period shall thereupon be automatically cancelled.

2.7	Cancellation. The Borrower shall be entitled to cancel any undrawn part of the Commitment under this Agreement upon giving the Bank not less than five (5) Banking Days’ notice in writing to that effect, provided that no Drawdown Notice has been given to the Bank under Clause 2.2 for the full amount of the Commitment or in respect of the portion thereof in respect of which cancellation is required by the

Borrower. Any such notice of cancellation, once given, shall be irrevocable. Any amount cancelled may not be drawn. Notwithstanding any such cancellation pursuant to this Clause 2.7 the Borrower shall continue to be liable for any and all amounts due to the Bank under this Agreement including without limitation any amounts due to the Bank under Clause 10.

2.8	Disbursement of Commitment to Seller’s bank
(a)	Notwithstanding the foregoing provisions of this Clause 2, in the event that the Commitment or any relevant part thereof (as the case may be) is required to be drawn down prior to the satisfaction of the requirements of Clause 7 and remitted to the Seller’s Bank in accordance with Clause 3 of the MOA (the “Seller’s Bank”), the Bank may in its absolute discretion agree to remit such amount to the Seller’s Bank prior to the satisfaction of the requirements of Clause 7 expressly subject to the following conditions:
(i)	such amount is remitted to the Seller’s Bank to be held by it in an account in the Bank’s name (the “deposit account”) and to the order of the Bank;

(ii)	the principal amount (the “deposited amount”) of such funds will only be released to the Seller upon the Seller’s presentation to the Seller’s Bank of a copy of the Protocol of Delivery and Acceptance for the Vessel in the form agreed between the Seller and the Owner and duly signed on behalf of the Seller and the Owner and countersigned by the Bank’s representative;

(iii)	the deposited amount so released may be used only for payment to the account of the Seller with such Seller’s Bank in satisfaction of the balance of the purchase price of the Vessel; and

(iv)	in the event that none of the said amount so remitted is released in accordance with the Bank’s instructions or any part thereof is not so released, the Bank shall instruct the Seller’s Bank five (5) days from the expected Delivery Date, to pay the said amount and any earned interest to another account of the Bank and the Borrower shall be obliged to indemnify the Bank in accordance with Clause 10.1. Any amounts so remitted and returned pursuant to this Clause will be applied in or towards prepayment of the Loan pursuant to Clause 4.2.
(b)	When either:
(i)	the Commitment or any relevant part thereof (as the case may be) is disbursed (whether on the expected Delivery Date or thereafter) in accordance with Clause 2.8(a)(i) and (ii) or

(ii)	the Bank withdraws the deposited amount under Clause 2.8(d),

the Borrower shall forthwith upon demand by the Bank pay to the Bank such amounts that may be certified by the Bank as being the amount required to indemnify the Bank in respect of the cost to the Bank of funding the deposited amount from the date of payment thereof to the Seller’s Bank to the date of disbursement of the deposited amount to the Seller or the refund of the deposited amount to the Bank less the amount (if any) of the earned interest received by the Bank from the Seller’s Bank. For this purpose, the cost of the Bank funding the deposited amount shall be deemed to be interest at a rate equal to the aggregate of (i) the applicable Margin and (ii) LIBOR for comparable deposits on a call (day to day) basis.

(c)	The Bank shall have no liability to the Borrower if the Seller’s Bank fails to carry out any instructions given to it by the Bank to disburse or refund the deposited amount.

(d)	If, upon being instructed to do so by the Bank, the Seller’s Bank fails either to apply the deposited amount in full in accordance with Clause 2.8 (a)(ii) or to refund the deposited amount in full in accordance with Clause 2.8(a)(iv):
(i)	the Bank shall cease to be obliged to make the Commitment or relevant part thereof (as the case may be) available unless and until the Seller’s Bank carries out such instructions;

(ii)	the Borrower shall indemnify the Bank on demand in respect to all loses certified by the Bank as suffered or incurred by the Bank as a consequence of the Seller’s Bank failure to carry the Bank’s instructions; and

(iii)	without prejudice to the obligations of the Borrower so to indemnify the Bank on demand, the Bank shall in good faith take reasonable and proper steps diligently to seek recovery of the deposited amount from the Seller’s Bank (provided that prior to taking such action the Borrowers shall have agreed to indemnify the Bank for all costs and expenses which may be incurred in seeking recovery of such amount, including, without limitation, all legal fees and disbursements reasonably and properly incurred) and if the Bank shall recover any part of the deposited amount (and provided that it has previously recovered full indemnification under Clause 2.8(d)(ii)) the Bank shall, so long as no Event of Default has occurred and is continuing, pay to the Borrower the amount so recovered after subtracting any tax suffered or incurred thereon by the Bank.
(c)	If, at the time prior to the deposit of funds by the Bank with the Seller’s Bank, the Bank considers in its reasonable discretion that the Seller’s Bank will be unable or unwilling for any reason (including, without limitation, by reason of the Seller’s Bank’s financial position or regulatory requirements applicable to the Seller’s Bank) to take and fully apply such deposit in accordance with the requirements of this Clause 2.8, the Bank may in its absolute discretion decide not to make such deposit and this Agreement shall thereupon take effect as if this Clause 2.8 does not apply and the Commitment or relevant part thereof (as the case may be) shall, without prejudice to Clause 7, be made and disbursed in the manner set out in this Agreement.
3.	INTEREST

3.1	Interest Rate. The Borrower shall pay interest on the Loan (or as the case may be, each portion thereof to which a different Interest Period relates) in respect of each Interest Period (or part thereof) on each Interest Payment Date in arrears, provided that in the case of an Interest Period of more than three (3) months interest accruing during such Interest Period shall be payable quarterly in arrears and on the last day of such Interest Period. The interest rate for the calculation of interest shall be the rate per annum determined by the Bank to be the aggregate of (i) the Margin A or, in the circumstances set forth in the proviso to this clause 3.1, the Margin B, as the case may be, and (ii) LIBOR, unless (a) there is an Agreed Rate in which case the interest rate for the calculation of interest shall be the rate per annum determined by the Bank to be the aggregate of (i) the applicable Margin and (ii) the Agreed Rate.

Provided, however, that if and whenever the Bank shall have, in its sole discretion, determined that the Funding Cost of the Bank does not exceed lOObts, the applicable Margin on the Loan for the next Interest Period shall be the Margin B, such determination to be advised to the Borrower two (2) Banking Days prior to the commencement of such Interest Period.

3.2	Selection of Interest Period. The Borrower may by notice received by the Bank not later than 10 a.m. (London time) on the second Banking Day before the beginning of each Interest Period specify (subject to Clause 3.3 below) whether such Interest Period shall have a duration of one (1), three (3) or six (6) months (or such other period as may be requested by the Borrower subject to Bank’s approval and market availability).

3.3	Duration of Interest Period. Every Interest Period shall, subject to market availability to be conclusively determined by the Bank, be of the duration specified by the Borrower pursuant to Clause 3.2 but so that:
(a)	the initial Interest Period in respect of the Loan (or — in case that the Commitment is agreed to be advanced in more than one Advance — of each Advance) will commence on the date on which the Commitment is advanced and each subsequent Interest Period will commence forthwith upon the expiry of the previous Interest Period;

(b)	if any Interest Period would otherwise overrun one or more Repayment Dates, then, in the case of the last Repayment Date, such Interest Period shall end on such Repayment Date, and in the case of any other Repayment Date or Dates the Loan shall be divided into parts so that there is one part equal to the amount(s) of the Repayment Instalment(s) due on each Repayment Date falling during that Interest Period and having an Interest Period ending on the relevant Repayment Date and another part equal to the amount of the balance of the Loan having an Interest Period determined in accordance with Clause 3.2 and the other provisions of this Clause 3.3;

(c)	if the Borrower fails to specify the duration of an Interest Period in accordance with the provisions of Clause 3.2 and this Clause 3.3, such Interest Period shall have a duration of three (3) months unless another period shall be agreed between the Bank and the Borrower provided always that such period (whether of three (3) months or of different duration) shall comply with this Clause 3.3; and

(d)	if the Bank determines that the duration of an Interest Period specified by the Borrower in accordance with Clause 3.2 is not readily available, then that Interest Period shall have such duration as the Bank, in consultation with the Borrower, may determine, provided, always, that:
(i)	any Interest Period which commences on the last day of a calendar month, and any Interest Period which commences on the day on which there is no numerically corresponding day in the calendar month during which such Interest Period is due to end, shall end on the last Banking Day of the calendar month during which such Interest Period is due to end; and

(ii)	if the last day of an Interest Period is not a Banking Day the Interest Period shall be extended until the next following Banking Day unless such next following Banking Day falls in the next calendar month in which case such Interest Period shall be shortened to expire on the preceding Banking Day.
3.4	Default Interest. If the Borrower fails to pay any sum (including, without limitation, any sum payable pursuant to this Clause 3.4) on its due date for payment under any of the Security Documents, the Borrower shall pay interest on such sum from the due date up to the date of actual payment (as well after as before judgement) at the rate determined by the Bank pursuant to this Clause 3.4. The period beginning on such due date and ending on such date of payment shall be divided into successive periods of such duration as selected by the Bank each of which (other than the first, which shall commence on such due date) shall commence on the last day of the preceding such period. The rate of interest applicable to each such period shall be the aggregate (as determined by the Bank) of (i) two per cent (2%), per annum, (ii) the applicable Margin and (iii) LIBOR. Such interest shall be due and payable on the last day of each such period as determined by the Bank and each such day shall, for the purposes of this Agreement, be treated as an Interest Payment Date. In case that a payment is made in default for any amount, the Interest Periods will be determined by the Bank at its discretion including the amounts for which there is no default, even if the Bank has not (yet) exercised its rights pursuant to Clause 9.10 of this Agreement. If for the reasons specified in Clause 3.6, the Bank is unable to determine a rate in accordance with the foregoing provisions of this Clause 3.4, interest on any sum not paid on its due date for payment shall be calculated at a rate determined by the Bank to be two per cent (2%) per annum above the aggregate of the applicable Margin and costs of funds to the Bank as conclusively determined by the Bank save for manifest error. Interest payable by the Borrower as aforesaid shall be compounded semi-annually (or if the period fixed by the Bank is longer, at the end of such longer period) and shall be payable on demand.

3.5	Notification of Interest. The Bank shall notify the Borrower promptly of the duration of each Interest Period and of each rate of interest determined by it under this Clause 3 without prejudice to the right of the Bank to make determinations at its sole discretion. In case that the Bank fails to notify the Borrower as above, such failure will not affect the validity of the determination of the Interest Period and Interest Rate made pursuant to Clause 3 and neither constitute nor will be interpreted as if to constitute a breach of obligation of the Bank except in case of wilful misconduct.

3.6	Market disruption — Non availability.
(a)	If and whenever, at any time prior to the commencement of any Interest Period, the Bank shall have determined (which determination shall, in the absence of manifest error, be conclusive) (i) that adequate and fair means do not exist for ascertaining LIBOR in respect of Dollars during said Interest Period or (ii) that deposits in Dollars are not available to the Bank in the London Interbank Market in the ordinary course of business in sufficient amounts for any Interest Period or (iii) that by reason of circumstances affecting materially the London Interbank Market generally with a result that the Bank has no other alternative but to refuse to advance the Commitment or fund or continue to fund the Loan — and for such non availability evidence to be provided during any Interest Period or (iv) that LIBOR for that Interest Period will not adequately reflect the cost of funding of the Loan for that Interest Period, the Bank shall forthwith give notice (a “Determination Notice”) thereof to the Borrower. A Determination Notice shall contain particulars of the relevant circumstances giving rise to its issue. After the giving of any Determination Notice the undrawn amount of the Commitment shall not be borrowed until notice to the contrary is given to the Borrower by the Bank.

(b)	During the Period of ten (10) days after any Determination Notice has been given by the Bank under Clause 3.6(a) the Bank and the Borrower shall negotiate in good faith (but without incurring any legal obligations) with a view to arriving to an acceptable alternative basis(the “Substitute Basis”), for maintaining the Loan, failing which the Borrower shall promptly, on first demand or within the time limit which may be determined by the Bank, prepay the Loan together with accrued interest thereon to the date of prepayment (calculated at the rate or rates most lately applicable to the Loan) and all other sums payable by the Borrower under the Security Documents and the Commitment shall be reduced to zero. In case the Bank agrees to a Substitute Basis for funding the Loan the Bank shall certify such Substitute Basis to the Borrower. The Substitute Basis may (without limitation) include alternative interest period, alternative currencies or alternative rates of interest but shall include a margin above the cost of funds to the Bank equivalent to the applicable Margin. Each Substitute Basis so certified shall be binding upon the Borrower and shall take effect in accordance with its terms from the date specified in the Determination Notice until such time as the Bank notifies the Borrower that none of the circumstances specified in clause 3.6(a) continues to exist whereupon the normal interest rate fixing provisions of this Agreement shall apply.
3.7	Swap Transactions
(a)	If, at any time during the Security Period, the Borrower wishes to enter into swap Transactions so as to (inter alia) hedge all or any part of its exposure under this Agreement to interest rate fluctuations, it shall advise the Bank in writing.

(b)	Any such swap transaction shall be concluded with the Bank under the Master Agreement provided however that no such swap transaction shall be concluded unless the Bank first agrees to it in writing. If and when any such swap transaction has been concluded, it shall constitute a Transaction, and the Borrower shall sign a Confirmation with the Bank.
4.	REPAYMENT — PREPAYMENT

4.1	Repayment. The Borrower shall and it is expressly undertaken by the Borrower to repay the Loan by (i) forty (40) consecutive quarterly repayment instalments (the “Repayment Instalments”), each to be repaid on each of the Repayment Dates so that the first be repaid on the date falling three (3) months from the Drawdown Date and each of the subsequent ones consecutively falling due for payment on each of the dates falling three (3) months after the immediately preceding Repayment Date with the last (the 30th) of such Repayment Instalments falling due for payment on the Final Maturity Date and (ii) the Balloon Instalment payable together with the last Repayment Instalment on the Final Maturity Date; subject to the provisions of this Agreement the amount of each Repayment Instalment shall be as follows:
(a)	1st to 10th (both incl.) shall be in the amount of Seven hundred seventy five thousand Dollars ($775,000) each; and

(b)	11th to 40th (both incl.) shall be in the amount of Five hundred thousand Dollars ($500,000) each;
provided that (i) if the Commitment is not drawn down in full, the amount of each Repayment Instalment and the Balloon Instalment shall be reduced proportionally (ii) if the last Repayment Date would otherwise fall after the Final Maturity Date, such last Repayment Date shall be the Final Maturity Date, (iii) there shall be no Repayment Dates after the Final Maturity Date, (iv) on the Final Maturity Date the Borrower shall also pay to the Bank any and all other monies then payable under this Agreement and the other Security Documents, and (v) if any of the Repayment Instalments shall become due on a day which is not a Banking Day, the due date therefor shall be extended to the next succeeding Banking Day unless such Banking Day falls in the next calendar month, in which event such due date shall be the immediately preceding Banking Day.

4.2	Voluntary Prepayment. The Borrower shall have the right, upon giving the Bank not less than Ten (10) Banking Days’ notice in writing, to prepay, without any penalty or fee, part or all of the Loan in each case together with all unpaid interest accrued thereon and all other sums of money whatsoever due and owing from the Borrower to the Bank hereunder or pursuant to the other Security Documents and all interest accrued thereon, provided that:
(a)	the giving of such notice by the Borrower will irrevocably commit the Borrower to prepay such amount as stated in such notice;

(b)	such prepayment may take place only on the last day of an Interest Period relating to the whole of the Loan provided, however, that if the Borrower shall request consent to make such prepayment on another day and the Bank shall accede to such request (it being in the sole discretion of the Bank to decide whether or not to do so) the Borrower will pay in addition to the amount to be prepaid, any such sum as may be payable to the Bank pursuant to Clause 10.1;

(c)	each partial prepayment shall be equal to the amount of $1,000,000 (One million Dollars) or a whole multiple thereof or the balance of the Loan and will be applied by the Bank in or towards first the Balloon Instalment and then the Repayment Instalments, in the inverse order of their due dates of payment;

(d)	every notice of prepayment shall be effective only on actual receipt by the Bank, shall be irrevocable and shall oblige the Borrower to make such prepayment on the date specified;

(e)	no amount prepaid may be re-borrowed; and

(f)	the Borrower may not prepay the Loan or any part thereof save as expressly provided in this Agreement.

4.3	Compulsory Prepayment in case of Total Loss or sale of the Vessel
(a)	Before first drawdown: On the Vessel becoming a Total Loss or suffering damage or being involved in an incident which in the opinion of the Bank may result in the Vessel being subsequently determined to be a Total Loss before the Commitment (or any part thereof) is drawn down, the obligation of the Bank to advance the Commitment (or any part thereof) shall immediately cease and the Commitment shall be reduced to zero.

(b)	After drawdown: On the Vessel becoming a Total Loss or suffering damage or being involved in an incident which in the reasonable opinion of the Bank may result in the Vessel being subsequently determined to be a Total Loss or being sold, following the draw down of the Loan, then on the date falling one hundred and eighty (180) days after that date on which the Vessel became a Total Loss or the date on which the Vessel suffered damage or the incident which, in the reasonable opinion of the Bank, may result in the Vessel being subsequently determined to be a Total Loss occurred or, if earlier, on the date when the insurance proceeds in respect of such Total Loss are or Requisition Compensation is received by the Borrower (or the Bank pursuant to the Security Documents), or on or prior to the completion of the sale of the Vessel, the Commitment shall be reduced to zero and the Borrower shall prepay the Outstanding Indebtedness in full;

and for the purpose of this Agreement:
(i)	an actual total loss of the Vessel shall be deemed to have occurred at the actual date and time the Vessel was lost but in the event of the date of the loss being unknown then the actual total loss shall be deemed to have occurred on the date on which the Vessel was last reported;

(ii)	in the case of a constructive total loss of the Vessel, upon the date and at the time notice of abandonment of the Vessel is given to the insurers of the Vessel for the time being (provided a claim for total loss is admitted by such insurers) or, if such insurers do not forthwith admit such a claim, or, in the event that such notice of abandonment is not given by the Owner to the insurers of the Vessel, at the date and time on which occurred the incident which may result, in the reasonable opinion of the Bank, in the Vessel being subsequently determined to be a Total Loss;

(iii)	a compromised or arranged total loss shall be deemed to have occurred on the date on which a binding agreement as to such compromised or arranged total loss has been entered into by the insurers of the Vessel;

(iv)	requisition for title or other compulsory acquisition of the Vessel shall be deemed to have occurred on the date upon which the relevant requisition for title or other compulsory acquisition occurs; and

(v)	hijacking, theft, condemnation, capture, seizure, detention, arrest, or confiscation of the Vessel by any government or by any person acting or purporting to act on behalf of any government, which deprives the Owner of the use of the Vessel for more than sixty (60) days shall be deemed to occur upon the expiry of the period of sixty (60) days after the date upon which the relevant hijacking, theft, condemnation, capture, seizure, detention, arrest or confiscation occurred.
4.4	Amounts payable on prepayment. Any prepayment of all or part of the Loan under this Agreement shall be made together with (a) accrued interest on the Loan to the date of such prepayment, (b) any additional amount payable under Clause 5.3 and 12.3 and (c) all other sums payable by the Borrower to the Bank under this Agreement or any of the other Security Documents including, without limitation, any amounts payable under Clause 10.

4.5	Amounts payable on prepayment
(a)	Any prepayment of all or part of the Loan under this Agreement shall be made together with (a) accrued interest on the Loan to the date of such prepayment, (b) any additional amount payable under Clause 5.3 and 12.3, and (c) all other sums payable by the Borrower to the Bank under this Agreement or any of the other Security Documents including, without limitation, any amounts payable under Clause 10.

(b)	In case the Borrower requests the prepayment of the full amount of the Loan and at the relevant time there are any Transaction(s) outstanding under the Master Agreement, the Borrower shall pay in addition to the above any and all amounts then outstanding under the relevant Transactions.
4.6	Master Agreement, Repayments and Prepayments
(a)	Subject to the execution and delivery to the Bank of the Master Agreement, the Bank and the Borrower may during the Security Period enter, into one or more Transactions pursuant to the Master Agreement, subject to the Bank’s approval, the terms and conditions of each of which are or will be specified in a Confirmation sent by the Bank to the Borrower.

(b)	Notwithstanding any provision of the Master Agreement to the contrary, in the case of a prepayment of all or part of the Loan (including, without limitation, upon a Total Loss or sale in accordance with clause 4.3 or under clause 8.10(c)), then subject to clause 4.6(b) the Bank shall be entitled but not obliged (and, where relevant, may do so without the consent of the Borrower, where it would otherwise be required whether under the Master Agreement or otherwise) to amend, supplement, cancel, net out, terminate, liquidate, transfer or assign all or any part of the rights, benefits and obligations created by any Transaction and/or the Master Agreement and/or to obtain or re establish any hedge or related trading position in any manner and with any person the Bank in its absolute discretion may determine and both the Bank’s and the Borrower’s continuing obligations under any Transaction and/or the Master Agreement shall, unless agreed otherwise by the Bank, be calculated so far as the Bank considers it practicable by reference to the amended repayment schedule for the Loan taking into account the fact that less than the full amount of the Loan remains outstanding.

(c)	If any amount of the Loan remains outstanding following a prepayment under this Agreement and the Bank in its absolute discretion agrees, following a written request of the Borrower, that the Borrower may be permitted to maintain all or part of a Transaction in an amount not wholly matched with or linked to all or part of the Loan, the Borrower shall within ten (10) days of being notified by the Bank of such requirement, provide the Bank with, or procure the provision to the Bank of, such additional security as shall in the opinion of the Bank be adequate to secure the performance of such Transaction, which additional security shall take such form, be constituted by such documentation and be entered into between such parties, as the Bank in its absolute discretion may approve or require, and each document comprising such additional security shall constitute a Credit Support Document.

(d)	The Borrower shall on the first written demand of the Bank indemnify the Bank in respect of all losses, costs and expenses (including, but not limited to, legal costs and expenses) incurred or sustained by the Bank as a consequence of or in relation to the effecting of any matter or transactions referred to in this clause 4.6.

(e)	Notwithstanding any provision of the Master Agreement to the contrary, if for any reason, a Transaction has been entered into but the Commitment (or any part thereof) is not drawn down under this Agreement then, subject to clause 4.6(e) the Bank shall be entitled but not obliged (and, where relevant, may do so without the consent of the Borrower where it would otherwise be required whether under the Master Agreement or otherwise) to amend, supplement, cancel, net out, terminate, liquidate, transfer or assign all or any part of the rights, benefits and obligations created by such Transaction and/or the Master Agreement and/or to obtain or re-establish any hedge or related trading position in any manner and with any person the Bank in its absolute discretion may determine.

(f)	If a Transaction has been entered into but the Commitment (or any part thereof) has not been drawn down under this Agreement and the Bank in its absolute discretion agrees, following a written request of the Borrower, that the Borrower may be permitted to maintain all or part of a Transaction, the Borrower shall within ten (10) days of being notified by the Bank of such requirement, provide the Bank with, or procure the provision to the Bank of, such additional security as shall in the opinion of the Bank be adequate to secure the performance of such Transaction, which additional security shall take such form, be constituted by such documentation and be entered into between such parties, as the Bank in its absolute discretion may approve or require, and each document comprising such additional security shall constitute a Credit Support Document for the purposes of the Master Agreement and/or otherwise.

(g)	Without prejudice to or limitation of the obligations of the Borrower under clause 4.6(c), in the event that the Bank exercises any of its rights under clauses 4.6 (a), 4.6(b), 4.6(d) or 4.6(e) and such exercise results in all or part of a Transaction being terminated such termination shall be treated under the Master Agreement in the same manner as if it were a Terminated Transaction (as defined in section 14 of the Master Agreement) effected by the Bank after an Event of Default (as so defined in that section 14) by the Borrower and, accordingly, the Bank shall be permitted to recover from the Borrower a payment for early termination calculated in accordance with the provisions of section 6(e)(i) of the Master Agreement.

(h)	No Transaction or Confirmation will be entered into without the specific consent of the Bank.
5.	PAYMENTS TAXES AND COMPUTATION

5.1	Payment — No set-off or Counterclaims
(a)	The Borrower acknowledges that in performing its obligations under this Agreement, the Bank will be incurring liabilities to third parties in relation to the funding of amounts to the Borrower, such liabilities matching the liabilities of the Borrower to the Bank and that it is reasonable for the Bank to be entitled to receive payments from the Borrower gross on the due date in order that the Bank is put in a position to perform its matching obligations to the relevant third parties. Accordingly, subject to paragraph (f) of Part 5 of the Schedule to the Master Agreement, all payments to be made by the Borrower under this Agreement and/or any of the other Security Documents shall be made in full, without any set-off or counterclaim whatsoever and, subject as provided in Clause 5.3, free and clear of any deductions or withholdings or Governmental Withholdings whatsoever, in Dollars on the due date to the account of the Bank at such bank and in such place as the Bank may from time to time specify for that purpose, reference: “Stealthgas Inc. — Loan Agreement dated 19th February, 2009”;

provided, however, that the Bank shall have the right to change the place of account for payment, upon five (5) Banking Days’ prior written notice to the Borrower.

(b)	If at any time it shall become unlawful or impracticable for the Borrower to make payment under this Agreement to the relevant account or bank referred to in Clause 5.1 (a), the Borrower may request and the Bank may agree to alternative arrangements for the payment of the amounts due by the Borrower to the Bank under this Agreement or the other Security Documents.
5.2	Payments on Banking Days. All payments due shall be made on a Banking Day. If the due date for payment falls on a day which is not a Banking Day, that payment due shall be made on the first Banking Day thereafter, provided that this falls in the same calendar month. If it does not, payments shall fall due and be made on the last Banking Day before the said due date.

5.3	Gross Up.
(a)	If at any time any law, regulation, regulatory requirement or requirement of any governmental authority, monetary agency, central bank or the like compels the Borrower to make payment subject to Governmental Withholdings, or any other deduction or withholding, the Borrower shall pay to the Bank such additional amounts as may be necessary to ensure that there will be received by the Bank a net amount equal to the full amount which would have been received had payment not been made subject to such Governmental Withholdings or other deduction or withholding. The Borrower shall indemnify the Bank against any losses or costs incurred by the Bank by reason of any failure of the Borrower to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Borrower shall, not later than thirty (30) days after each deduction, withholding or payment of any Governmental Withholdings, forward to the Bank official receipts and any other documentary receipts and any other documentary evidence reasonably required by the Bank in respect of the payment made or to be made of any deduction or withholding or Governmental Withholding. The obligations of the Borrower under this provision shall, subject to applicable law, remain in force notwithstanding the repayment of the Loan and the payment of all interest due thereon pursuant to the provisions of this Agreement.

(b)	For the avoidance of doubt, Clause 5.3(a) does not apply in respect of sums due from the Borrower to the Bank under or in connection with the Master Agreement as to which sums the provisions of section 2(d) (Deduction or Withholding for Tax) of the Master Agreement shall apply.
5.4	Tax Credit. If following any such deduction or withholding as is referred to in Clause 7.6 from any payment paid by the Borrower, the Bank shall receive or be granted a credit against a remission for any Taxes payable by it, the Bank shall, subject to the Bank having made any increased payment in accordance with Clause 7.6 and to the extent that the Bank do so without prejudicing the retention of the amount of such credit or remission and without prejudice to the right of the Bank to obtain any other relief or allowance available to it, reimburse to the Borrower the proportion of such credit or remission as shall leave the Bank (after such reimbursement) in no worse position as it would have been in had there been no such deduction or withholding from the payment by the Borrower as aforesaid. Such reimbursement shall be made as soon as reasonably practicable after the amount of such credit, relief, remission or repayment has been received by the Bank and upon the Bank certifying that the amount of such credit or remission has been received by it. Nothing contained in this Agreement shall oblige the Bank to rearrange its tax affairs or to disclose any information regarding its tax affairs and computations. Without prejudice to the generality of the foregoing, the Borrower shall not, by virtue of this Clause 5.4 be entitled to enquire about the Bank’s tax affairs.

5.5	Loan Account. All sums advanced by the Bank to the Borrower under this Agreement and all interest accrued thereon and all other amounts due under this Agreement and/or the Master Agreement from time to time and all repayments and/or payments thereof shall be debited and credited respectively to a separate loan account maintained by the Bank in accordance with its usual practices in the name of the Borrower. The Bank may, however, in accordance with its usual practices or for its accounting needs, maintain more than one account, consolidate or separate them but all such accounts shall be considered parts of one single loan account maintained under this Agreement. In case that a ship mortgage in the form of Account Current is granted as security under this Agreement and the Master Agreement, the account(s) referred to in this Clause shall be the Account Current referred to in such mortgage.

5.6	Evidence-Certificates conclusive. The Borrower hereby expressly agrees and admits that abstracts or photocopies or other reproductions of the books of the Bank as well as statements of accounts or a certificate signed by an authorised officer of the Bank shall (save for manifest error) be conclusive binding and full evidence on the Borrower as to the existence and/or the amount of the at any time Outstanding Indebtedness, of any amount due under this Agreement and/or the Master Agreement, of the applicable interest rate or Default Rate or any other rate provided for or referred to in this Agreement, the Interest Period, the value of additional securities under Clause 8.10, the payment or non payment of any amount. Any certificate or determination of the Bank as to any rate of interest or any other amount pursuant to and for the purposes of any of the Security Documents shall, in the absence of manifest error, be conclusive and binding on the Borrower and the other Security Parties. Nevertheless, enforcement procedures or any other Court or out of Court procedure can be commenced by the Bank on the basis of the abovementioned means of evidence including written statements or certificates of the Bank.

5.7	Computation. All interest and other payments payable by reference to a rate per annum under this Agreement shall accrue from day to day and be calculated on the basis of actual days elapsed and a 360 day year.

6.	REPRESENTATIONS AND WARRANTIES

This Agreement is entered into by the Bank in reliance upon the following representations and warranties made by the Borrower and it is hereby represented and warranted by the Borrower that the following matters are true at the date of this

Agreement, and covenant that they shall remain true so long as there is any Outstanding Indebtedness:

6.1	Continuing representations and warranties

The Borrower represents and warrants to the Bank that:
(a)	Due Incorporation/Valid Existence: each of the Security Parties is duly incorporated and validly existing and in good standing under the laws of their respective countries of incorporation and have power to own their respective property and assets, to carry on their respective business as the same are now being lawfully conducted and to purchase, own, finance and operate vessels, or, as the case may be, manage vessels, as well as to undertake the obligations which such Security Party has undertaken or shall undertake pursuant to the Security Documents;

(b)	Due Corporate Authority: each of the Security Parties has power to execute, deliver and perform its obligations under the Security Documents to which it is or is to be a party and to borrow the Commitment and each of the other Security Parties has power to execute and deliver and perform its obligations under the Security Documents to which it is or is to be a party; all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same and no limitation on the powers of the Borrower to borrow will be exceeded as a result of borrowing the Loan and none of the corporate Security Parties has an established or de- facto place of business in any part of the United Kingdom or the United States of America;

(c)	Litigation: no litigation, arbitration, tax claim or administrative proceeding is current or pending or (to its or its officers’ knowledge) threatened against the Borrower or any other Security Party, which, if adversely determined, would have a materially adverse effect on the business assets or the financial condition of any of them;

(d)	No conflict with other obligations: the execution and delivery of, the performance of its obligations under, and compliance with the provisions of, the Security Documents by the relevant Security Parties will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which the Borrower or any other Security Party is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which the Borrower or any other Security Party is a party or is subject to or by which it or any of its property is bound, (iii) contravene or conflict with any provision of the memorandum and articles of association/articles of incorporation/by-laws/statutes or other constitutional documents of the Borrower or any other Security Party or (iv) result in the creation or imposition of or oblige the Borrower or any other Security Party to create any Encumbrance (other than a Permitted Encumbrance) on any of the undertakings, assets, rights or revenues of the Borrower or any other Security Party;

(e)	Financial Condition: the financial condition of the Borrower and of the other Security Parties has not suffered any material deterioration since that condition was last disclosed to the Bank;

(f)	No Immunity: neither the Borrower nor any other Security Party nor any of their respective assets are entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgement, execution or other enforcement);

(g)	Shipping Company: each of the Borrower and the Manager is a shipping company involved in the owning or, as the case may be, managing of ships engaged in international voyages and earning profits in free foreign currency;

(h)	Licences/Authorisation: every consent, authorisation, license or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by any Security Party to authorise, or required by any Security Party in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of each of the Security Documents or the performance by each Security Party of its obligations under the Security Documents has been obtained or made and is in full force and effect and there has been no default in the observance of any of the conditions or restrictions (if any) imposed in, or in connection with, any of the same so far as the Borrower are aware;

(i)	Perfected Securities: when duly executed, the Security Documents will create a perfected Encumbrance in favour of the Bank, with the intended priority, over the assets and revenues intended to be covered, valid and enforceable against each of the Borrower and the other Security Parties;

(j)	No Notarisation/Filing/Recording: save for the registration of any mortgage in the appropriate shipping registry, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement or any of the other Security Documents that it or they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere or that any stamp, registration or similar tax or charge be paid on or in relation to this Agreement or the other Security Documents;

(k)	Validity and Binding effect: the Security Documents constitute (or upon their execution — and in the case of any mortgage upon its registration at the appropriate registry — will constitute) valid and legally binding obligations of the relevant Security Parties enforceable against each of the Borrower and the other Security Parties in accordance with their respective terms and that there are no other agreements or arrangements which may adversely affect or conflict with the Security Documents or the security thereby created; and

(1)	Valid Choice of Law: the choice of law agreed to govern this Agreement and/or any other Security Document and the submission to the jurisdiction of the courts agreed in each of the Security Documents are or will be, on execution of the respective Security Documents, valid and binding on each of the Borrower and any other Security Party which is or is to be a party thereto.
6.2	Initial representations and warranties. The Borrower further represents and warrants to the Bank that;
(a)	Direct obligations — Pari Passu: the obligations of the Borrower under this Agreement are direct, general and unconditional obligations of the Borrower and rank at least pari passu with all other present and future unsecured and unsubordinated Indebtedness of the Borrower with the exception of any obligations which are mandatorily preferred by law;

(b)	Information; all information, accounts, statements of financial position, exhibits and reports furnished by or on behalf of any Security Party to the Bank in connection with the negotiation and preparation of this Agreement and each of the other Security Documents are true and accurate in all material respects and not misleading, do not omit material facts and all reasonable enquiries have been made to verify the facts and statements contained therein; there are no other facts the omission of which would make any fact or statement therein misleading and, in the case of accounts and statements of financial position, they have been prepared in accordance with generally accepted accounting principles which have been consistently applied;

(c)	No Event of Default; no Event of Default has occurred and is continuing;

(d)	No Taxes: no Taxes are imposed by deduction, withholding or otherwise on any payment to be made by any Security Party under this Agreement and/or any other of the Security Documents or are imposed on or by virtue of the execution or delivery of this Agreement and/or any other of the Security Documents or any document or instrument to be executed or delivered hereunder or thereunder. In case that any Tax exists now or will be imposed in the future, it will be borne by the Borrower;

(e)	No default under other Indebtedness: neither the Borrower nor any other Security Party is in default under any agreement relating to Indebtedness to which it is a party or by which it may be bound;

(f)	No Default under the MOA: the Borrower is not in default of any of its obligations under the MOA;

(g)	Ownership/Flag/Seaworthiness/Class/Insurance of the Vessel: the Vessel on the Drawdown Date will be:
(i)	in the absolute and free from Encumbrances (other than in favour of the Bank) ownership of the Owner;

(ii)	registered in the name of the Owner through the Registry of the under the laws of the respective Flag State;

(iii)	operationally seaworthy and in every way fit for service;

(iv)	classed with a Classification Society member of IACS, which has been approved by the Bank in writing and such classification is and will be free of all overdue requirements and recommendations of such Classification Society;

(v)	insured in accordance with the provisions of this Agreement and the relevant Mortgage; and

(vi)	managed by the Manager;
(h)	No Charter: save for the C & Shipping Charterparty and unless otherwise permitted in writing by the Bank, the Vessel will not on or before the Drawdown Date be subject to any charter or contract nor to any agreement to enter into any charter or contract which, if entered into after the Drawdown Date would have required the consent of the Bank under any of the Security Documents and there will not on or before the Drawdown Date be any agreement or arrangement whereby the Earnings of the Vessel may be shared with any other person;

(i)	No Encumbrances: neither the Vessel nor her Earnings, Requisition Compensation or Insurances nor any other properties or rights which are, or are to be, the subject of any of the Security Documents nor any part thereof will, on the Drawdown Date, be subject to any Encumbrances other than Permitted Encumbrances.

(j)	Compliance with Environmental Laws and Approvals: except as may already have been disclosed by the Borrower in writing to, and acknowledged in writing by, the Bank:
(i)	each of the Borrower, the Owner and their Related Companies have complied with the provisions of all Environmental Laws;

(ii)	each of the Borrower, the Owner and their Related Companies have obtained all Environmental Approvals and are in compliance with all such Environmental Approvals; and

(iii)	neither any of the Borrower and the Owner nor any of their Related Companies have received notice of any Environmental Claim that any of the Borrower and the Owner or any of its respective Related Companies are not in compliance with any Environmental Law or any Environmental Approval;
(k)	No Environmental Claims
(i)	except as may already have been disclosed by the Borrower in writing to, and acknowledged in writing by, the Bank:
aa)	there is no Environmental Claim pending or, to the best of the Borrower’ knowledge and belief, threatened against the Borrower or the Owner or the Vessel or any other Relevant Ship reasonably expected to have a material adverse effect on the business assets, operations, property or financial condition of any of the Borrower or the Owner or any other Security Party or on the security created by any of the Security Documents; and

bb)	there has been no emission, spill, release or discharge of a Material of Environmental Concern from the Vessel or any other Relevant Ship owned by the Borrower or the Owner nor to the best of the Borrower’ knowledge and belief from any Relevant Ship which could give rise to an Environmental Claim;
(l)	Copies true and complete; the copies of the C & Shipping Charterparty and the Management Agreement delivered or to be delivered to the Bank pursuant to Clause 7.3 are, or will when delivered be, true and complete copies of such documents; such documents will when delivered constitute valid and binding obligations of the parties thereto enforceable in accordance with their respective terms and there will have been no amendments or variations thereof or defaults thereunder;

(m)	Compliance with the ISM Code; the Vessel and any Operator complies or will on the drawdown of the Commitment (or any part thereof) comply with the requirements of the ISM Code;

(n)	Compliance with ISPS Code; the Owner has a valid and current ISSC in respect of the Vessel and the Vessel will be in full compliance with the ISPS Code;

(o)	MOA Valid; the copy of the MOA to be delivered to the Bank shall be a true and complete copy of such document constituting valid and binding obligations of the parties thereto enforceable in accordance with its terms and no amendments thereto or variations thereof shall have been (or will be)

agreed nor shall any action been taken by the parties thereto which would in any way render such document inoperative or unenforceable;

(p)	No Rebates: there will be no commissions, rebates premiums or other payments by or to or on account of the Owner, the Borrower or any other Security Party or, to the knowledge of the Borrower and the Owner, any other person in connection with the MOA other than as shall be disclosed to the Bank by the Borrower in writing;

(q)	Money laundering — acting for own account: the Borrower confirms that it is the beneficiary for each part of the Loan made or to be made available to it and it will promptly inform the Bank by written notice if it is not, or ceases to be, the beneficiary and notify the Bank in writing of the name and the address of the new beneficiary/beneficiaries; the Borrower is aware that under applicable money laundering provisions, it has an obligation to state for whose account the Loan is obtained; the Borrower confirms that, by entering into this Agreement and the other Security Documents, it is acting on its own behalf and for its own account and it is obtaining the Loan for its own account. In relation to the borrowing by the Borrower of the Loan, the performance and discharge of its obligations and liabilities under this Agreement or any of the Security Documents and the transactions and other arrangements effected or contemplated by this Agreement or any of the Documents to which the Borrower is a party, it is acting for its own account and that the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure which has been implemented to combat “money laundering” (as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Community).
6.3	Representations Correct. At the time of entering into this Agreement all above representations and warranties or any other information given by the Borrower to the Bank are true and accurate.

6.4	Repetition of Representations and Warranties. The representations and warranties in this Clause 6 shall be deemed to be repeated by the Borrower on and as of each day from the date of this Agreement until all moneys due or owing by the Security Parties or any of them under this Agreement and the Security Documents have been repaid in full as if made with reference to the facts and circumstances existing on each such day.

7.	CONDITIONS PRECEDENT

7.1	Conditions concerning corporate authorisations. The obligation of the Bank to make the Commitment or any part thereof available to the Borrower and/or to allow any Transaction to be effected under the Master Agreement shall be subject to the condition that the Bank, shall have received, not later than two (2) Banking Days before the day on which the Drawdown Notice in respect of the Commitment (or any part thereof) is given, the following documents and evidence in form and substance satisfactory to the Bank:
(a)	a duly certified true copy of the Articles of Incorporation and By-Laws or the Memorandum and Articles of Association, or of any other constitutional documents, as the case may be, of each corporate Security Party together, where appropriate, with certified translations of the same in English;

(b)	a recent certificate of incumbency of each corporate Security Party issued by the appropriate authority and/or at the discretion of the Bank signed by the secretary or a director of each of them respectively, stating the corporate body which binds every one of them, the officers and/or the directors of each of them and containing specimens of their signatures;

(c)	minutes of separate meetings of the directors and shareholders (or of any other body which binds them, if any) of any corporate Security Party at which there was approved the entry into, execution, delivery and performance of this Agreement, the other Security Documents and any other documents executed or to be executed pursuant hereto or thereto to which the relevant corporate Security Party is a party;

(d)	the original of any power(s) and any further evidence of the due authority of any person signing this Agreement, the Security Documents and any other documents executed or to be executed pursuant hereto or thereto on behalf of any corporate person;

(e)	evidence that all necessary licences, consents, permits and authorisations (including exchange control ones) have been obtained by any Security Party for the execution, delivery, validity, enforceability, admissibility in evidence and the due performance of the respective obligations under or pursuant to this Agreement and the other Security Documents;

(f)	in the event that the Bank agrees (at its sole discretion) that a Security Party may have a corporate shareholder, the conditions set out in sub-clauses (a), (b), (c) and (d) of this Clause 7.1 shall apply (mutatis mutandis) to such corporate shareholder; and

(g)	any other documents or recent certificates or other evidence which would be required by the Bank in relation to any corporate Security Party evidencing that the relevant Security Party has been properly established, continues to exist validly and to be in good standing, which is its present board of directors and shareholders, that the execution and performance of the Security Documents has been duly authorised and generally that the representations in Clause 6 are correct in all respects.
7.2	Conditions concerning the Securities. The obligations of the Bank to advance the Commitment (or any part thereof) to the Borrower and/or to allow any Transaction to be effected under the Master Agreement is subject to the further condition that the Bank at the time of receiving a Drawdown Notice shall have received the following documents (save for the securities which, due to the requirement of their registration in public registries or due to their nature, cannot be delivered to the Bank before the relevant Drawdown Notice and which will be delivered to the Bank simultaneously with the relevant drawdown):
(a)	the Drawdown Notice in respect of the Commitment, or as the case may be, any part thereof duly executed and issued;

(b)	each of the Security Documents duly executed and where appropriate duly registered with the appropriate registry; and

(c)	evidence that the Earnings Account and the Retention Account have been duly opened and all mandate forms, signature cards and authorities have been duly delivered.
7.3	Conditions concerning the Vessel. The obligations of the Bank to advance the Commitment (or any part thereof) to the Borrower and/or to allow any Transaction to be effected under the Master Agreement is subject to the further condition that the Bank at the time of receiving a Drawdown Notice shall have received the following documents (save for the securities which, due to the requirement of their registration in public registries or due to their nature, cannot be delivered to the Bank before the relevant Drawdown Notice and which will be delivered to the Bank simultaneously with the relevant drawdown):
(a)	evidence that the Vessel on the Drawdown Date will be:
(i)	in the absolute and free from Encumbrances (other than in favour of the Bank) ownership of the Owner who is and on will and after the Drawdown Date be the sole legal and beneficial owner of the Vessel;

(ii)	registered in the name of the Borrower through the Registry under the laws and flag of the relevant Flag State;

(iii)	operationally seaworthy and in every way fit for service;

(iv)	classed with a classification society which is a member of the IACS and which has been approved by the Bank in writing and such class will be free of all requirements and recommendations of such classification society;

(v)	insured in accordance with the provisions of this Agreement and the Mortgage to be followed by full copies of cover notes, policies, certificates of entry or other contracts of insurance together with an opinion from insurance consultants appointed by the Bank, on the

Insurances effected or to be effected in respect of the Vessel upon and following the Drawdown Date;

(vi)	managed by the Manager; and

(vii)	in full compliance with the ISM Code and the ISPS Code;
(b)	evidence that, on or prior to the Drawdown Date a Mortgagee’s Interest Insurance (herein, “MII”) and, if the Bank so requires, a Mortgagee’s Interest Additional Perils (Pollution) Insurance (herein, “MAPI”), each under the Bank’s wording or upon such terms as shall from time to time be determined by the Bank but for an amount not exceeding, in each case, 120% of the aggregate amount of the Loan and the Swap exposure;

(c)	due authorisation in form and substance satisfactory to the Bank authorising the Bank in case an Event of Default has occurred and is continuing to have access and/or obtain any copies of class records or other information at its discretion from the classification society of the Vessel;

(d)	copies of the DOC and (upon Vessel’s Delivery) SMC referred to in paragraph (a) in the definition of the ISM Code Documentation certified as true and in effect by the Borrower and the Manager; and

(e)	(upon Vessel’s Delivery) copies of such ISM Code Documentation as the Bank may by written notice to the Borrower have requested not later than two (2) days after Delivery Date, certified as true and complete in all material respects by the Borrower’s lawyer;

(f)	copy of the ISSC in relation to the Vessel certified as true and complete in all material respects by the Borrower’ lawyer;

(g)	true and complete copy of the Management Agreement certified by the Borrower’s lawyer;

(h)	true and complete copy of the C & Shipping Charterparty certified by the Borrower’s lawyer;

(i)	true and complete copy of the MOA certified by the Borrower’s lawyer;

(j)	true and complete copies of the Bill of Sale, the Builder’s Certificate and the Protocol of Delivery and Acceptance in respect of the Vessel duly executed, certified by the Borrower’s lawyer;

(k)	evidence that the purchase price of the Vessel has been (or upon her Delivery will have been) paid in full in accordance with the provisions of the MOA;

(l)	duly certified copies of the corporate documentation of the Seller providing the due incorporation and existence of the Seller and the due authorisation of the sale of the Vessel and the execution of all the documents required in connection therewith;

(m)	a certified copy of a certificate of financial responsibility (COFR) (or equivalent) for pollution by oil or other Material of Environmental Concern issued by the relevant certifying authority in relation to the Vessel, in case the Vessel trades within the USA territorial waters or the USA Exclusive Economic Zone or in waters requiring a COFR (or equivalent);

(n)	if the Bank so reasonably requires a report signed by an independent firm of marine insurance brokers appointed by the Bank at the expense of the Borrower confirming the adequacy of the Insurances maintained on the Vessel;

(o)	if the Bank so reasonably requires, a satisfactory to the Bank physical condition survey report on the Vessel together with a comprehensive record inspection from a surveyor appointed by the Bank, at the Borrower’s expense; and

(p)	valuation of the Vessel, at the Borrower’s expense, as at a date determined by the Bank but in any event before the relevant drawdown, prepared on the basis specified in Clause 8.10(b) by major shipbrokers appointed and/or approved by the Bank in form and substance satisfactory to the Bank in its sole discretion.
7.4	No change of circumstances. The obligation of the Bank to advance the Commitment (or any part thereof) to the Borrower and/or to allow any Transaction to be effected under the Master Agreement is subject to the further condition that at the time of the giving of a Drawdown Notice and on advancing the Commitment (or any part thereof):
(a)	the representations and warranties set out in Clause 6 and in each of the Security Documents are true and correct on and as of each such time as if each was made with respect to the facts and circumstances existing at such time;

(b)	no Event of Default shall have occurred and be continuing or would result from the relevant drawdown; and

(c)	the Bank shall be satisfied that there has been no change in the ultimate ownership, management and/or adverse change financial condition of any Security Party which (change) might, in the reasonable opinion of the Bank, be detrimental to the interests of the Bank.
7.5	General Conditions. The obligation of the Bank to advance the Commitment (or any part thereof) to the Borrower and/or to allow any Transaction to be effected under the Master Agreement is subject to the further condition that the Bank, prior to or simultaneously with the drawdown, shall have received:

(a)	opinions from the Security Parties’ legal counsel and from lawyers appointed by the Bank as to all the matters referred to in Clauses 6.1 (a) and (b) and all such aspects of law as the Bank shall deem relevant to this Agreement and the other Security Documents and any other documents executed pursuant hereto or thereto and confirms that all the Security Parties are aware of the entire contents of this Agreement and the other Security Documents as well as opinion from the lawyers appointed by the Bank and any further legal or other expert opinion as the Bank at its sole discretion may reasonably require;

(b)	confirmation from any agents nominated in this Agreement and elsewhere in the other Security Documents for the acceptance of any notice or service of process, that they consent to such nomination;

(c)	a receipt in writing in form and substance satisfactory to the Bank including an acknowledgement and admission of the Borrower and/or any other Security Party to the effect that the Commitment or relevant part thereof (as the case may be) was drawn by the Borrower and a declaration by the Borrower that all conditions precedent have been fulfilled, that there is no Event of Default and that all the representations and warranties are true and correct; and

(d)	evidence that the arrangement fee and the commitment fee referred to in Clause 10.8 have been paid in full to the Bank.
7.6	Further documents. The Bank may from time to time request and the Borrower shall, within the period specified by the Bank, deliver to the Bank such further documents certificates and/or opinions as reasonably requested at the sole discretion of the Bank.

8.	COVENANTS

It is hereby undertaken by the Borrower that, from the date of this Agreement and as long as any money is due and/or owing and/or outstanding under this Agreement or any of the other Security Documents, each of the Borrower and the Owner will:

8.1	Information Covenants
(a)	Annual financial Statements: furnish the Bank, in form and substance satisfactory to the Bank, with annual audited consolidated financial statements of the Borrower and the Group (including the Owner) at latest within 180 days after the end of the financial year concerned, commencing as at the 31st December, 2007 prepared in accordance with IAS;

(b)	Financial Information: provide the Bank annually and from time to time as the Bank may reasonably request and in form and substance satisfactory to the Bank with information on all major financial developments of the Borrower and the Group, such as sales or purchases of vessels, new loans, refinancing/restructuring of existing loans, as well as the financial conditions, cash flow position, commitments and operations of the Borrower and its

Related Companies including cash flow analysis and voyage accounts of any vessels owned by any such party with a breakdown of income and running expenses showing net trading profit, trade payables and trade receivables, such financial details to be certified by one of the financial officer of the relevant company as to their correctness;

(c)	Information on adverse change or Default: promptly inform the Bank of any occurrence which came to the knowledge of the Borrower which might adversely affect the ability of any of the Borrower or any other Security Party to perform its respective obligations under this Agreement and/or any of the other Security Documents and of any Default forthwith upon becoming aware thereof; and

(d)	Information on the employment of the Vessel: provide the Bank from time to time as the Bank may request with information on the employment of the Vessel and of any Relevant Ship as well as on the terms and conditions of any charterparty, contract of affreightment, agreement or related document in respect of the employment of the Vessel and of any Relevant Ship, such information to be certified by one of the directors of the Borrower as to their correctness;
8.2	Banking operations -Minimum Liquidity
(a)	ensure that, all banking operations in connection with the Vessel are carried out through the Lending Office; and

(b)	ensure that throughout the Security Period the Borrower and the Owner (or either of them), will maintain in unencumbered (except in favour of the Bank) deposit account(s) maintained with the Bank (including the Retention Account) an average monthly balance of Two hundred thousand Dollars ($200,000); also the Borrower will ensure that a fair share of the Group’s liquidity will be channelled to the Bank;
8.3	No Further Financial Exposure

without the prior written consent of the Bank:
(a)	No further Indebtedness: ensure that the Owner will not incur any further Indebtedness nor authorise or accept any capital commitments (other than that normally associated with the day to day operations of the Vessel) nor enter into any agreement for payment on deferred terms or hire agreement without the prior written consent of the Bank;

(b)	No Loans: not make any loans or advances to, or any investments in any person, firm, corporation, joint venture or other entity including (without limitation) any loan or advance to any officer, director, stockholder or employee directly or through the Manager;

(c)	No Dividends — No disposal of Assets: not declare or pay any dividends or other distribution upon any of the issued shares or otherwise dispose of any assets to any of the shareholders of the Borrower, without the prior written consent of the Bank, provided, however, that unless an Event of Default has occurred the Borrower shall be entitled to declare or pay any dividends upon any of the issued shares for an amount of up to 50% of its Excess Cash Flow;

(d)	and for the purpose of this Clause 8.3(c):
(i)	“Debt Service” means an amount (as conclusively certified by the Bank) which is equal to the aggregate payments of principal and interest which the Borrower will be obliged to pay to the Bank pursuant to this Agreement and the other Security Documents during the relevant Excess Cash Flow Calculation Period (including sums standing to the credit of the Retention Account);

(ii)	“Excess Cash Flow Calculation Period” means each successive annual period during the Security Period, the first commencing with the financial year terminating on 31st December, 2008 up to the date when the Outstanding Indebtedness has been repaid in full to the Bank;

(iii)	“Excess Cash Flow” means, in relation to any Excess Cash Flow Calculation Period, the amount (as conclusively calculated by the Bank) which is equal to the Total Income minus (a) the amount of Debt Service payable pursuant to Clause 4.1 and 3, and (b) the Operating Expenses paid during such Excess Cash Flow Calculation Period;

(iv)	“Total Income” in relation to a Excess Cash Flow Calculation Period means the total income of the Vessel for such Excess Cash Flow Calculation Period less brokerage fees and commissions and withholding taxes (if any);
(e)	No Payments: except pursuant to this Agreement and the Security Documents (or as expressly permitted by the same) not pay out any funds to any company or person except in connection with the administration of the Borrower, the Owner, the operation and/or repair of the Vessel; and

(f)	Master Agreement Derivatives: not enter into any transaction in a derivative other than under the Master Agreement;
8.4	Maintenance of Business Structure
(a)	Maintenance of Business Structure: not change the nature, organisation and conduct of the business of the Borrower or the Owner, as owner of the Vessel or the Manager as manager of vessels, as the case may be, or carry on any business other than the business carried on at the date of this Agreement;

(b)	Maintenance of Legal Structure: ensure that none of the documents defining the constitution of the Borrower and/or any corporate shareholder shall be altered in any manner whatsoever without the prior written consent of the Bank;

(c)	Control: ensure that no change shall be made directly or indirectly in the ownership, legal and beneficial ownership control or management of the Borrower or the Owner or any share therein or of the Vessel without the prior written consent of the Bank (such consent not to be unreasonably withheld); and

(d)	No merger: not merge or consolidate with any other company or person;

(e)	Pari passu: ensure that its obligations under this Agreement shall, without prejudice to the provisions of this Clause 8.4 at all times rank at least pari passu with all its other present and future unsecured and unsubordinated Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract;
8.5	Maintenance of Assets
(a)	No Transfer of Assets: not convey, assign, transfer, sell or otherwise dispose of or deal with any of their real or personal property, assets or rights, whether present or future, without the prior written consent of the Bank, such consent not to be unreasonably withheld; and

(b)	No Encumbrance of Assets: not allow any part of its undertaking, property, assets or rights, whether present or future, to be mortgaged, charged, pledged, used as a lien or otherwise encumbered without the prior written consent of the Bank, such consent not to be unreasonably withheld;
8.6	Covenants Concerning the Vessel
(a)	Ownership/Management/Control: ensure that the Vessel will be registered on the Drawdown Date under the laws of the relevant Flag State and thereafter maintain her present ownership, management, control and beneficial ownership;

(b)	Class: ensure that the Vessel will remain in class free of any and all recommendations, overdue notations or average damage affecting class and provide the Bank on demand with copies of all class and trading certificates of the Vessel;

(c)	Insurances: ensure that all Insurances of the Vessel are maintained and comply with all insurance requirements specified in this Agreement and in the relevant Mortgage and in case of failure to maintain the Vessel so insured authorise the Bank (and such authorisation is hereby expressly given to the Bank) to have the right but not the obligation to effect such Insurances on behalf of the Owner (and in case that the Vessel remains in port for an extended period to effect port risks insurances at the cost of the Borrower which, if paid by the Bank, shall be Expenses);

(d)	Transfer/Encumbrances: not without the prior written consent of the Bank sell or otherwise dispose of the Vessel or any share therein or create or agree to create or permit to subsist any Encumbrance over the Vessel (or any share or interest therein) other than Permitted Encumbrances;

(e)	Not imperil Flag. Ownership. Insurances: ensure that the Vessel is maintained and trades in conformity with the laws of the relevant Flag State, of its owning company or of the nationality of the officers of the Vessel, the requirements of the Insurances and nothing is done or permitted to be done which could endanger the flag of the Vessel or its unencumbered (other than Permitted Encumbrances) ownership or its Insurances;

(f)	Mortgage Covenants: always comply with all the covenants provided for in the relevant Mortgage;

(g)	Charter: ensure that, save for the C & Shipping Charterparty, the Owner does not enter into a charterparty, contract of affreightment, agreement or related document in respect of the employment of the Vessel (i) on demise charterparty or (ii) without the prior written consent of the Bank, for a period for more than twelve (12) months or below the market rate prevailing at the time when the Vessel is fixed in or on terms which are not in accordance with the commercial practice prevailing at the relevant time;

(h)	Assignment of Earnings: not assign or agree to assign otherwise than to the Bank the Earnings or any part thereof; and

(i)	Compliance with Environmental Laws: comply with, and procure that all Environmental Affiliates of any Relevant Party comply with, all Environmental Laws including without limitation, requirements relating to manning and establishment of financial responsibility and to obtain and comply with, and procure that all Environmental Affiliates of such Relevant Party obtain and comply with, all Environmental Approvals and to notify the Bank forthwith:
(i)	of any Environmental Claim for an amount or amounts in aggregate exceeding $750,000 made against the Vessel and or any Relevant Ship and/or her respective owner; and

(ii)	upon becoming aware of any incident which may give rise to an Environmental Claim and to keep the Bank advised in writing of the Borrower’s response to such Environmental Claim on such regular basis and in such detail as the Bank shall require; and

(j)	Ownership: ensure that the Vessel will maintain her present ownership, management, control and beneficial ownership; and

(k)	Mandatory employment: ensure that the Owner enters into the C & Shipping Charterparty at least ten (10) Banking Days prior to the expected Delivery Date of the Vessel and in case of bankruptcy or insolvency or liquidation of C & Shipping Co. Ltd or in case the C & Shipping Charterparty is terminated or rescinded or frustrated for any reason whatsoever at any time during the first three (3) years of the Security Period, the Borrower within thirty (30) days from such event:
(i)	shall produce to the Bank a substitute Charterparty for the employment of the Vessel, entered into between the Owner and the relevant charterer; or

(ii)	shall either prepay part of the Loan or provide the Bank with such additional security as provided in clause 8.10(a), so that, in either case, the aggregate of the Vessel’s Market Value (determined in accordance with the provisions of clause 8(b)) and the value of such additional security (determined in accordance with the provisions of clause 8(c)) to be at least one hundred and sixty seven percent (167%) of the aggregate of the Loan and the Swap Exposure;
Provided, however, that in case the Owner fails to enter into the C & Shipping Charterparty as aforesaid and the Borrower fails to provide alternative security to the bank as provided in this clause prior to the Delivery of the Vessel, the amount of the Commitment shall be reduced to the lesser of (i) $37,500,000 and (ii) 60% of the at the time Market Value of the Vessel determined in accordance with Clause 8.10(b).
8.7	Compliance with the ISM Code and ISPS Code, procure that the Manager and any Operator:
(a)	will comply with and ensure that the Vessel and any Operator complies with the requirements of the ISM Code, including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto throughout the Security Period;

(b)	immediately inform the Bank if there is any threatened or actual withdrawal of the Owner’s, the Manager’s or an Operator’s DOC or the SMC in respect of the Vessel; and

(c)	promptly inform the Bank upon the issue to the Owner, the Manager or any Operator of a DOC and to the Vessel of an SMC or the receipt by the Owner, the Manager or any Operator of notification that its application for the same has been realised; and

(d)	(aa) will maintain at all times a valid and current ISSC in respect of the Vessel, (bb) immediately notify the Bank in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC in respect of the Vessel and (cc) procure that the Vessel will comply at all times with the ISPS Code.
8.8	Observance of Covenants
(a)	Use of the Loan: use the Loan exclusively for the purpose specified in this Agreement;

(b)	Compliance with Covenants: duly and punctually perform all obligations under this Agreement and the other Security Documents;

(c)	Payment on Demand: pay to the Bank on demand any sum of money which is payable by the Borrower to the Bank under this Agreement but in respect of which it is not specified in any other Clause when it is due and payable; and

(d)	Evidence of Compliance: upon request by the Bank from time to time provide such information and evidence to the Bank as the Bank would reasonably require to demonstrate compliance with the covenants and undertakings set forth in this Agreement and any other Security Document.
8.9	Validity of Securities
(a)	Validity: ensure and procure that all governmental or other consents required by law and/or any other steps required for the validity, enforceability and legality of this Agreement and the other Security Documents are maintained in full force and effect and/or appropriately taken;

(b)	Earnings: ensure and procure that, unless and until directed by the Bank otherwise (i) all the Earnings of the Vessel shall be paid to the relevant Earnings Account and (ii) the persons from whom the Earnings of the Vessel are from time to time due are irrevocably instructed to pay them to such Earnings Account in accordance with the provisions hereof and of the relevant Security Documents;

(c)	Taxes: pay all Taxes, assessments and other governmental charges when the same fall due, except to the extent that the same are being contested in good faith by appropriate proceedings and adequate reserves have been set aside for their payment if such proceedings fail; and

(d)	Additional Documents: from time to time at the request of the Bank execute and deliver to the Bank or procure the execution and delivery to the Bank of all such documents as the Bank would reasonably require for giving full effect to this Agreement, and for perfecting, protecting the value of or enforcing any rights or securities granted to the Bank under any one or more of this

Agreement, the other Security Documents and any other documents executed pursuant hereto or thereto and in case that any Conditions Precedent have not been fulfilled prior to the Drawdown, such Conditions shall be complied with within five (5) days of Drawdown (unless the Bank agrees otherwise in writing) and failure to comply with this Covenant shall be an Event of Default.
8.10	Vessel’s Value to Debt Ratio-Additional Security
(a)	Vessel’s Value to Debt Ratio: The Borrower hereby undertakes that, from the date of this Agreement and as long as any money is due and/or owing and/or outstanding under this Agreement or any of the other Security Documents, the Borrower will ensure that the aggregate of (i) the Security Value shall be at least equal to of the Security Requirement at the relevant time and if at any relevant time the Security Value is less than the Security Requirement, they will within thirty (30) Banking Days of being advised by the Bank of such event either:
(i)	provide the Bank with such additional security as shall in the reasonable opinion of the Bank be adequate to make up such deficiency and which shall take such form and shall be constituted by such documentation and be entered into between such parties as the Bank may reasonable approve or require (and, if the Borrower does not make proposals satisfactory to the Bank in relation to such additional security within the aforesaid period of fifteen (15) Banking Days of the date of the Bank’s notification to the Borrower aforesaid, the Borrower shall be deemed to have elected to prepay in accordance with sub-clause (ii) below), or

(ii)	prepay (in accordance with Clause 4.2 (but without regard to the requirement for ten (10) days notice) such amount of the Loan as will ensure that the aggregate Market Value (determined as aforesaid) of the Vessel and any such additional security is after such prepayment at least equal to 125% of the aggregate of (i) the Loan and (ii) the Swap Exposure.

Such additional security shall be constituted by:
aa)	additional pledged cash deposits in favour of the Bank in an amount equal to such shortfall with a bank and in an account and manner to be determined by the Bank; and/or

bb)	a priority mortgage in form and substance satisfactory to the Bank; and/or

cc)	any other security acceptable to the Bank to be provided in a manner determined by the Bank.

Any such additional security provided to the Bank shall be released by the Bank once the Security Requirement ratio has been restored. The provisions of Clause 4.3 and 4.4 shall apply to prepayments under Clause 8.10(a).and/or

(b)	Valuation of the Vessel: At any time (and at least once per year) that the Bank might consider to be (at the reasonable discretion of the Bank) necessary or useful and at the expense of the Borrower, have the Vessel valued in Dollars, without, unless required by the Bank, physical inspection and on the basis of sale for prompt delivery and free of Encumbrances for cash at arm’s length on normal commercial terms as between a willing seller and a willing buyer without taking into account the benefit of any charterparty or other engagement concerning the Vessel (“the basis of valuation”), by one (1) of the following shipbrokers namely: (i) H. Clarkson & Company Limited, (ii) Galbraith’s Ltd., (iii) A.E. Gibson Shipbrokers Ltd, (iv) SSY, (v) Braemar Seascope Limited, and (vi) Golden Destiny, or any other shipbrokers, as may from time to time be appointed by the Bank for this purpose at the Bank’s sole discretion. The Market Value of the Vessel determined as aforesaid shall be notified by the Bank to the Borrower and such valuation shall constitute the value of the Vessel for the purposes of this Agreement and shall be binding upon the parties hereto. The Bank and the Borrower each agrees to accept such valuation made by the shipbroker appointed as aforesaid as conclusive evidence of the Market Value of the Vessel at the date of such valuation. The Borrower further agrees to supply the Bank and any shipbroker appointed as aforesaid with such information concerning the Vessel and her condition as such shipbroker may reasonably require for the purpose of making such valuation;

Provided, however, that in case of significant market deterioration the Bank will have the right to request additional valuations at the Borrower’s expense.

(c)	Valuation of additional security: For the purpose of this Clause 8.10, the market value of any additional security provided or to be provided to the Bank shall be determined by the Bank in its absolute discretion without any necessity for the Bank assigning any reason thereto provided, always, that if the additional security is in the form of a collateral vessel such collateral vessel shall be valued in accordance with the provisions of Clause 8.10(b) or, as the case may be, 8.10(c) or if the additional security is in form of a cash deposit full credit shall be given for such cash deposit on a Dollar for Dollar basis.

(d)	Documents and evidence: In connection with any additional security provided in accordance with this Clause 8.10, the Bank shall be entitled to receive such evidence and documents as may in the Bank’s reasonable opinion be appropriate and such favourable legal opinions as the Bank shall in its absolute discretion require.

(e)	Costs: All costs in connection with any valuation made pursuant to Clauses 8.10(b) and (c) shall be borne by the Borrower. Any valuation referred to in Clause 8.10 to be addressed to the Bank.
8.11	No security or lien from other person. The Borrower has not taken or received, and the Borrower undertakes that until all moneys, obligations and liabilities due, owing or incurred by the Borrower under this Agreement and the Security Documents have been paid in full, it will not take or receive, any security or lien from any other person liable or for any liability whatsoever.
8.12	Additional Financial covenants
(a)	The Borrower shall ensure that, throughout the Security Period, its financial condition on a consolidated basis and as evidenced by the most recent annual audited Accounting Information, shall be such that:
(i)	Total Debt not to exceed 0.8:1 of the total market value adjusted assets;

(ii)	it is always maintained the consolidated interest cover ratio (EBITDA to Net Interest Expense) greater than or equal to 2.5:1;
(b)	The expressions used in this Clause 8.12 shall be construed in accordance with law and accounting principles internationally accepted as used in the Accounting Information produced in accordance with sub-clause 8.1(a), and for the purposes of this Agreement:
(i)	“Accounting Information” means the annual audited consolidated financial statements of the Group, to be provided by the Borrower to the Bank in accordance with Clause 8.1(a); and

“Accounting Period” means each consecutive period of twelve months falling during the Security Period for which annually Accounting Information is required to be delivered pursuant to Clause 8.1(a);

(ii)	“EBITDA” on a consolidated basis of the Group means the Earnings before interest and other taxes, depreciation and amortization;

(iii)	“Net Interest Expense” means on a consolidated basis the total interest expense minus the total interest income; and

(iv)	“Total Debt” means, in respect of an Accounting Period, the aggregate on a consolidated basis of the Group of all short term interest bearing bank debt included in the financial statements of the Group under current liabilities plus the long term interest bearing bank debt, plus any cash and/or any short term financial investments encumbered as security for funded loan.

8.13	Stock-holding. The Borrower shall ensure that throughout the Security Period at least 15% of the shares of the Borrower shall be directly or indirectly held by members of the Vafias family.

8.14	Covenants for the Security Parties. The Borrower undertakes that until all moneys, obligations and liabilities due, owing or incurred by the Borrower under this Agreement and the Security Documents have been paid in full, that will ensure and procure that all other Security Parties and each of them duly and punctually comply with the covenants in Clauses 8.1 to 8.12 which are applicable to them mutatis mutandis.

9.	EVENTS OF DEFAULT

There shall be an Event of Default whenever an event described in Clauses 9.1 to 9.9 occurs:

9.1	Non Performance of Obligations
(a)	the Borrower or any other Security Party fails to pay any sum due from the Borrower or, as the case may be such Security Party, under this Agreement and/or any of the other Security Documents at the time, in the currency and in the manner stipulated herein and/or any of the other Security Documents, or, in the case of any sum payable on demand, within three (3) Banking Days of such demand; or

(b)	the Borrower or any other Security Party fails to observe and perform any one or more of the covenants, terms or obligations contained in this Agreement and/or any other Security Document relating to the Insurances; or

(c)	the Borrower or any other Security Party commits any breach of or omits to observe any of the covenants, terms, obligations or undertakings under this Agreement and/or any of the other Security Documents (other than failure to pay any sum when due or to comply with any obligation concerning the Insurances) and, in respect of any such breach or omission which in the opinion of the Bank is capable of remedy, such action as the Bank may require shall not have been taken within ten (10) days of the Bank notifying the Borrower and/or the relevant Security Party of such required action to remedy the breach or omission; or
9.2	Events affecting the Borrower
(a)	the Borrower is adjudicated or found bankrupt or insolvent or any order is made by any competent court or resolution passed by the Borrower or petition presented for the winding-up or dissolution of the Borrower or for the appointment of a liquidator, trustee, administrator or conservator of the whole or any part of the undertakings, assets, rights or revenues of the Borrower; or

(b)	any Security Party becomes or is deemed to be insolvent or suspends payment of its debts or is (or is deemed to be) unable to or admits inability to pay its debts as they fall due or proposes or enters into any composition, compromise or other arrangement for the benefit of its creditors generally or good faith proceedings are commenced in relation to any Security Party under any law, regulation or procedure relating to reconstruction or readjustment of debts; or

(c)	an encumbrancer takes possession or a receiver or similar officer is appointed of the whole or any part of the undertakings, assets, rights or revenues of the Borrower or a distress, execution, sequestration or other process is levied or enforced upon or sued out against any of the undertakings, assets, rights or revenues of the Borrower and is not discharged within thirty (30) days; or

(d)	all or a material part of the undertakings, assets, rights or revenues of the Borrower are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any government; or

(e)	any event occurs or proceeding is taken with respect to the Borrower in any jurisdiction to which it is subject which has an effect equivalent or similar to any of the events mentioned in Clauses 9.2(a) to 9.2(d); or

(f)	the Borrower suspends or ceases or threatens to suspend or cease to carry on its business; or

(g)	there occurs, in the reasonable opinion of the Bank, a materially adverse change in the financial condition of the Borrower; or

(h)	any other event occurs or circumstances arise which, in the reasonable opinion of the Bank, is likely materially and adversely to affect either (i) the ability of the Borrower to perform all or any of its obligations under or otherwise to comply with the terms of this Agreement and/or any of the other Security Documents, or (ii) the security created by this Agreement and/or any of the Security Documents; or

(i)	there is any change in the beneficial ownership of the shares in any of the Borrower, the Corporate Guarantor and/or in the Manager; or
9.3	Representations Incorrect

any representation or warranty made or deemed to be made or repeated by or in respect of the Borrower in or pursuant to this Agreement or any of the other Security Documents or in any notice, certificate or statement referred to in or delivered under this Agreement or any of the other Security Documents is or proves to have been incorrect in any material respect; or

9.4	Cross-default of the Borrower

any Indebtedness of the Borrower is not paid when due or becomes due and payable, or any creditor of the Borrower becomes entitled to declare any such Indebtedness due and payable prior to the date when it would otherwise have become due, or any guarantee or indemnity given or any obligation or covenant undertaken or agreement made by the Borrower in respect of Indebtedness is not honoured when due; or

9.5	Events affecting the Security Documents
(a)	this Agreement or any of the other Security Documents shall at any time and for any reason become invalid or unenforceable or otherwise cease to remain in full force and effect, or if the validity or enforceability of any of the Security Documents shall at any time and for any reason be contested by any party thereto (other than the Bank), or if any such party shall deny that it has any, or any further, liability thereunder or it becomes impossible or unlawful for the Borrower to fulfil any of its covenants and obligations contained in this Agreement or any of the Security Documents or for the Bank to exercise the rights vested in it thereunder or otherwise; or

(b)	any consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by the Borrower to authorise or otherwise in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of this Agreement and/or any of the other Security Documents or the performance by the Borrower of its obligations under this Agreement and/or any of the other Security Documents is modified in a manner unacceptable to the Bank or is not granted or is revoked or terminated or expires and is not renewed or otherwise ceases to be in full force and effect; or

(c)	any Encumbrance in respect of any of the property (or part thereof) which is the subject of the Security Documents (or any of them) is enforced; or

(d)	any other event or events (whether related or not) occurs which constitutes a material (in the reasonable opinion of the Bank) adverse change, from the position applicable as at the date of this Agreement, in the business, affairs or condition (financial or otherwise) of any Security Party or a Credit Support Provider) (including any such material adverse change resulting from an Environmental Incident) the effect of which is, in the reasonable opinion of the Bank, to impair, delay or prevent the due fulfillment by any Security Party or a Credit Support Provider of any of their respective obligations or undertakings contained in this Loan Agreement, the Master Agreement or any of the Security Documents; or

9.6	Events concerning the Security Parties
(a)	any Security Party (other than the Borrower) fails to pay any sum due from it under this Agreement and/or any of the Security Documents when due, or, in the case of any sum payable on demand, within three (3) Banking Days of demand; or

(b)	any Security Party (other than the Borrower) fails to observe and perform any one or more of the covenants, terms or obligations contained in this Agreement (including Schedule 1) and/or the other Security Documents relating to the Insurances; or

(c)	any Security Party (other than the Borrower) commits any breach of or omits to observe any of the covenants, terms, obligations or undertakings expressed to be assumed by it under this Agreement and/or any of the Security Documents (other than failure to pay any sum when due or to observe or perform obligations relating to the Insurances) and, in respect of any such breach or omission which in the opinion of the Bank is capable of remedy, such action as the Bank may require shall not have been taken within seven (7) days of the Bank notifying the relevant Security Party, of such required action to remedy the breach or omission; or

(d)	any representation or warranty made or deemed to be made or repeated by or in respect of any Security Party (other than the Borrower) in or pursuant to this Agreement or any of the other Security Documents or in any notice, certificate or statement referred to in or delivered under this Agreement or any of the other Security Documents is or proves to have been incorrect in any material respect; or

(e)	any of the events referred to in Clauses 9.2 to 9.5 occurs (amended as appropriate) in relation to any Security Party (other than the Borrower); or

(f)	the provisions of Clause 8.12 are not complied with within the period therein prescribed; or
9.7	Environmental Events
(a)	any Relevant Party and/or the Manager and/or any of their respective Environmental Affiliates fails to comply with any Environmental Law or any Environmental Approval or the Vessel or any other vessel managed by the Manager is involved in any incident which gives rise or which may give rise to any Environmental Claim, if in any such case, such non compliance or incident or the consequences thereof could (in the opinion of the Bank) reasonably be expected to have a material adverse effect on the business assets, operations, property or financial condition of any of the Borrower or any other Security Party or on the security created by any of the Security Documents; or

(b)	any Security Party or any other person fails or omits to comply with any requirements of the protection and indemnity association or other insurer with which the Vessel is entered for insurance or insured against protection and indemnity risks (including oil pollution risks) to the effect that any cover (including without limitation, liability for Environmental Claims arising in jurisdictions where the Vessel operates or trades) is or may be liable to cancellation, qualification or exclusion at any time.
9.8	Events Concerning the Vessel
(a)	the Vessel becomes a Total Loss unless:
(i)	the Bank shall have received within ninety (90) days after the occurrence of the event giving rise to such total Loss confirmation from the relevant underwriter that such Total Loss is an insured event and constitutes a valid claim against such underwriters; and

(ii)	after receipt of such confirmation the Bank shall have received within one hundred and eighty days (180) after the occurrence of such event, the insurance proceeds in an amount equal to the amount for which the Vessel was required to be insured in accordance with the provisions of this Agreement immediately prior to the event giving rise to such Total Loss; or
(b)	the Vessel ceases to be managed by the Manager (for any reason other than the reason of a Total Loss or sale of the Vessel) with the approval of the Bank, and the Owner fails to appoint a Manager within fifteen (15) days after the termination of the Management Agreement with the previous Manager; or

(c)	the Vessel is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim and the Owner fails to procure the release of the Vessel within a period of thirty (30) days thereafter; or

(d)	(without prejudice to the generality of sub-Clauses 9.1(b) and (c)) for any reason whatsoever the provisions of Clause 8.7 are not complied with and/or the Vessel ceases to comply with the ISM Code or the ISPS Code; or

(e)	the Flag State of the Vessel becomes involved in hostilities or civil war or there is a seizure of power in such Flag State by unconstitutional means if, in any such case, such event could in the reasonable opinion of the Bank reasonably be expected to have a material adverse effect on the security constituted by any of the Security Documents and alternative arrangements satisfactory to the Bank have not been made promptly upon the Bank’s request; or

(f)	the registration of the Vessel under the laws and flag of the relevant Flag State is cancelled or terminated without the prior written consent of the Bank or, if the Vessel is only provisionally registered on the Drawdown Date and is not permanently registered under the laws and flag of the relevant Flag State at least ninety (90) days prior to the deadline for completing such permanent registration; or

(g)	the C & Shipping Charterparty or any other Charterparty is terminated or rescinded for any reason whatsoever, including, but not limited to, the bankruptcy or insolvency or liquidation of C & Shipping Co. Ltd or the C & Shipping Charterparty or any other Charterparty is frustrated and the Borrower does not produce to the Bank within thirty (30) days from such event a substitute Charterparty for the employment of the Vessel, entered into between the Owner and the relevant charterer or in accordance with clause 8.7(k) either provide additional security or prepay part of the Loan; or

(h)	moneys are withdrawn from the Earnings Account otherwise than in accordance with clause 11.7; or
9.9	Events concerning the Master Agreement
(a)	an Event of Default or Potential Event of Default (in each case as defined in the Master Agreement) has occurred and is continuing under the Master Agreement; or

(b)	notice of an Early Termination Date is given by the Bank under section 6(a) of the Master Agreement; or

(c)	an Early Termination Date (as defined in the Master Agreement) has occurred or been effectively designated under the Master Agreement; or

(d)	a person entitled to do so gives notice of an Early Termination Date (as defined in the Master Agreement) under section 6(b)(iv) of the Master Agreement; or

(e)	the Master Agreement is terminated, cancelled, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect for any reason.
9.10	Actions following an Event of Default

On, or at any time after, the occurrence of an Event of Default:
(a)	the Bank may, without prejudice to any of its other rights, by notice to the Borrower declare that:
(i)	all the obligations of the Bank to the Borrower under this Agreement are terminated, whereupon the Total Commitment shall be reduced to zero forthwith; and/or

(ii)	the Loan and all interest and commitment commission accrued and all other sums payable under the Security Documents have become due and payable, whereupon the same shall, immediately or in accordance with the terms of such notice, become due and payable and/or

(iii)	take any other action which, as a result of the Event of Default or any notice served under paragraph (a) or (b) the Bank is entitled to take under any Security Document or any applicable law; and/or
(b)	the Bank may take any action (other than termination of a Transaction under a Master Agreement) which, as a result of the Event of Default or any notice served under clause 9.10(a), the Bank is entitled to take under any Security Document or any applicable law.
9.11	Acceleration. On the service of a notice under Clause 9.10(a), the Loan, all accrued interest and all other amounts accrued or owing from the Borrower or any Security Party under this Agreement and every other Security Document shall become immediately due and payable or, as the case may be, payable on demand together with the Swap Exposure of the Bank which has terminated any existing Transactions under the Master Agreement.

9.12	Insolvency Events of Default. If an event occurs in respect of any of the Borrower or the other Security Parties of the type described in Clause 9.2(a) to (e) (except (i) in the case when a petition was presented or proceedings were commenced or a suit or writ were issued by a third party and the Borrower or the relevant Security Party is defending itself in bona fide and (ii) in the case that such events mentioned in Clause 9.2 relate to only a part of the undertakings, assets, rights or revenues which in the reasonable opinion of the Bank does not affect the ability of the Borrower to perform its obligations under this Agreement and/or the Security Documents) the obligation of the Bank to make the Commitment available shall terminate immediately upon receipt by the Bank of the relevant information (as such receipt shall be conclusively certified by a certificate of the Bank) and all amounts payable under sub-clause 9.10 above shall become immediately due and payable without any notice or other formality which is hereby expressly waived by the Borrower.

9.13	Demand basis. If, pursuant to clause 9.10(a), the Bank declares the Loan to be due and payable on demand, the Bank may by written notice to the Borrower (a) call for repayment of the Loan on such date as may be specified whereupon the Loan shall become due and payable on the date so specified together with all interest accrued and all other sums payable under this Agreement or (b) withdraw such declaration with effect from the date specified in such notice.

9.14	Proof of Default. It is agreed that (i) the non-payment of any sum of money in time will be proved conclusively by mere passage of time and (ii) the occurrence of this (non payment) and any other Event of Default shall be proved conclusively by a mere written statement of the Bank which statement shall (save for manifest error) be conclusive, binding and full evidence for the Borrower.

9.15	Exclusion of Bank’s liability. Neither the Bank nor any receiver or manager appointed by the Bank, shall have any liability to the Borrower or a Security Party:
(a)	for any loss caused by an exercise of rights under, or enforcement of an Encumbrance created by, a Security Document or by any failure or delay to exercise such a right or to enforce such an Encumbrance; or

(b)	as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such an Encumbrance or for any reduction (however caused) in the value of such an asset;
except that this does not exempt the Bank or a receiver or manager from liability for losses shown to have been caused by the negligence or the wilful misconduct of the Bank’s own officers and employees or (as the case may be) such receiver’s or manager’s own partners or employees.

10.	INDEMNITIES — EXPENSES — FEES

10.1	Miscellaneous Indemnities.
(a)	The Borrower shall on demand (and it is hereby expressly jointly and severally undertaken by the Borrower to) indemnify the Bank, without prejudice to any of the other rights of the Bank under any of the Security Documents, against any loss or expense which the Bank shall certify as sustained or incurred as a consequence of:
(i)	any default in payment by any of the Security Parties of any sum under any of the Security Documents when due;

(ii)	the occurrence and/or continuance of any Event of Default (or event which, with the giving of notice and/or lapse of time or other applicable condition, might constitute an Event of Default) and/or the acceleration of repayment of the Loan (or any part thereof) pursuant to Clause 9.10; and/or

(iii)	any prepayment of the Loan or part thereof being made under Clauses 4.2, 4.3, 8.10(a) or 12 or any other repayment of the Loan or part thereof being made otherwise than on an Interest Payment Date relating to the part of the Loan prepaid or repaid; or

(iv)	the Commitment (or any part thereof) not being advanced for any reason (excluding any default by the Bank) after the relevant Drawdown Notice has been given,

(b)	Without limiting its generality, Clause 10.1 (a) covers any claim, expense, liability or loss, including a loss of a prospective profit, incurred by the Bank:
(i)	in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of the Loan and/or any overdue amount (or an aggregate amount which includes the Loan or any overdue amount); and

(ii)	in terminating or reversing, or otherwise in connection with, any Transaction or any other interest rate and/or currency swap or any other transaction or arrangement entered into by the Bank (whether with another legal entity or with another office or department of the Bank) to hedge any exposure arising under this Agreement or that part which the Bank determines is fairly attributable to this Agreement of the amount of the liabilities, expenses or losses (including losses of prospective profits) incurred by it in terminating or reversing, or otherwise in connection with, any open position arising under this Agreement or the Master Agreement.
10.2	Expenses. The Borrower shall (and it is hereby expressly undertaken by the Borrower) pay to the Bank on demand:
(a)	Initial and Amendment expenses: all expenses (including legal, printing and out-of-pocket expenses) incurred by the Bank in connection with the negotiation, preparation and execution of this Agreement and the other Security Documents and of any amendment or extension of or the granting of any waiver or consent under this Agreement and/or any of the Security Documents and/or in connection with any proposal by the Borrower to constitute additional security pursuant to Clause 8.10(c), whether any such security shall in fact be constituted or not;

(b)	Enforcement expenses: all expenses (including legal and out-of- pocket expenses) incurred by the Bank in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under, this Agreement and/or any of the other Security Documents, or otherwise in respect of the moneys owing under this Agreement and/or any of the other Security Documents or the contemplation or preparation of the above, whether they have been effected or not; and

(c)	MII and MAPI costs: reimburse the Bank on demand for any and all costs incurred by the Bank (as conclusively certified by the Bank) in effecting and keeping effected (i) a MII and (ii) a MAPI, provided, however, that the Bank shall in its absolute discretion appoint and instruct in respect of any such MII and MAPI the insurance brokers in respect of each such Insurance and provided, further, that in the event that the Bank effects any such Insurance on the basis of any mortgagee’s open cover, the Borrower shall pay on demand to the Bank its proportion of premium due in respect of the Vessel for which such insurance cover has been effected by the Bank, and any certificate of the Bank in respect of any such premium due by the Borrower shall (save for manifest error) be conclusive and binding upon the Borrower;

(d)	Other expenses: any and all other Expenses; and

(e)	Legal costs: the legal costs of the Bank’s appointed lawyer, in respect of the preparation of this Agreement and the other Security Documents as well as the legal costs of the foreign lawyers (if these are available) in respect of the registration of the Security Documents or any search or opinion given to the Bank in respect of the Security Parties or the Vessel or the Security Documents. The said legal costs shall be due and payable on the date of drawdown.
All expenses payable pursuant to this Clause 10.2 shall be paid together with Value Added Tax (if any) thereon.

10.3	Stamp duty. The Borrower shall (and it is hereby expressly undertaken by the Borrower to pay any and all stamp, registration and similar taxes or charges (including those payable by the Bank) imposed by governmental authorities in relation to this Agreement and any of the other Security Documents, and shall indemnify the Bank against any and all liabilities with respect to, or resulting from delay or omission on the part of the Borrower to pay such stamp taxes or charges.

10.4	Environmental Indemnity. The Borrower shall indemnify the Bank on demand and hold the Bank harmless from and against all costs, expenses, payments charges, losses, demands, liabilities, actions, proceedings (whether civil or criminal) penalties, fines, damages, judgements, orders, sanctions or other outgoings of whatever nature which may be suffered, incurred or paid by, or made or asserted against the Bank at any time, whether before or after the repayment in full of principal and interest under this Agreement, relating to, or arising directly or indirectly in any manner or for any cause or reason out of an Environmental Claim made or asserted against the Bank.

10.5	Currency indemnity. If any sum due from the Borrower under any of the Security Documents or any order or judgement given or made in relation hereto has to be converted from the currency (the “first currency”) in which the same is payable under the relevant Security Document or under such order or judgement into another currency (the “second currency”) for the purpose of (i) making or filing a claim or proof against the Borrower or any other Security Party, as the case may be, (ii) obtaining an order or judgement in any court or other tribunal or (iii) enforcing any order or judgement given or made in relation to any of the Security Documents, the Borrower shall (and it is hereby expressly undertaken by the Borrower to) indemnify and hold harmless the Bank from and against any loss suffered as a result of any difference between (a) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (b) the rate or rates of exchange at which the Bank may in the ordinary course of business purchase the first currency into the second currency and (b) the rate or rates of exchange at which the Bank may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgement, claim or proof. Any amount due from the Borrower under this Clause 10.5 shall be due as a separate debt and shall not be affected by judgement being obtained for any other sums due under or in respect of any of the Security Documents, and the term “rate of exchange” includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

10.6	Maintenance of the Indemnities. The indemnities contained in this Clause 10 shall apply irrespective of any indulgence granted to the Borrower or any other party from time to time and shall continue to be in full force and effect notwithstanding any payment in favour of the Bank and any sum due from the Borrower under this Clause 10 will be due as a separate debt and shall not be affected by judgement being obtained for any other sums due under any one or more of this Agreement, the other Security Documents and any other documents executed pursuant hereto or thereto.

10.7	Communications Indemnity. It is hereby agreed in connection with communications that:
(a)	express authority is hereby given by the Borrower to the Bank to accept (at the sole discretion of the Bank) all tested or untested communications given by facsimile cable or otherwise, regarding any or all of the notices, requests, instructions or other communications under this Agreement, subject to any restrictions imposed by the Bank relating to such communications including, without limitation (if so required by the Bank), the obligation to confirm such communications by letter;

(b)	the Borrower shall recognise any and all of the said notices, requests, instructions or other communications as legal, valid and binding, when these notices, requests, instructions or communications come from the fax numbers mentioned in Clause 14.1 or any other fax usually used by it or its managing company;

(c)	the Borrower hereby assumes full responsibility for the execution of the said notices, requests, instructions or communications by the Bank and promises and recognises that the Bank shall not be held responsible for any loss, liability or expense that may result from such notices, requests, instructions or other communications. It is hereby undertaken by the Borrower to indemnify in full the Bank from and against all actions, proceedings, damages, costs, claims, demands, expenses and any and all direct and/or indirect losses which the Bank or any third party may suffer, incur or sustain by reason of the Bank following such notices, requests, instructions or communications;

(d)	with regard to notices, requests, instructions or communications issued by electronic and/or mechanical processes (e.g. by facsimile), the risk of equipment malfunction, including, without limitation, paper shortage, transmission errors, omissions and distortions is assumed fully and accepted by the Borrower;

(e)	the risks of misunderstandings and errors of notices, requests, instructions or communications being given as mentioned above, are for the Borrower and the Bank will be indemnified in full pursuant to this Clause;

(f)	the Bank shall have the right to ask the Borrower to furnish any information the Bank may require to establish the authority of any person purporting to act on behalf of the Borrower for these notices, requests, instructions or communications but it is expressly agreed that there is no obligation for the Bank to do so. The Bank shall be fully protected in, and the Bank shall incur no liability to the Borrower for acting upon the said notices, requests, instructions or communications which were believed by the Bank in good faith to have been given by the Borrower or by any of its authorised representative(s); and

(g)	it is undertaken by the Borrower to safeguard the function and the security of the electronic and mechanical appliance(s) such as fax(es) etc., as well as the code word list, if any, and to take adequate precautions to protect it from loss and to prevent its terms becoming known to any persons not directly concerned with its use. The Borrower shall hold the Bank harmless and indemnified from all claims, losses, damages and expenses which the Bank may incur by reason of the failure of the Borrower to comply with the obligations under this Clause and/or this Agreement.
10.8	Arrangement Fee — Commitment Fee. As an inducement for the Bank to enter into this Agreement the Borrower shall pay to the Bank:
(a)	an arrangement fee in an amount equal to 0.40% of the amount of the Commitment, payable on the date hereof; and

(b)	in arrears on each of the dates falling at three monthly intervals after the 14th January, 2009 until the earlier of (a) the last day of the Availability Period (b) the Drawdown Date and (c) the date of cancellation of the Commitment in full by the Borrower (the “Commitment Commission Period”) commitment commission at the rate of zero point four zero (0.40%) percent per annum on the daily undrawn and uncancelled amount of the Commitment, computed from the date of acceptance of the Commitment Letter by or on behalf of the Borrower (in the case of the first payment of commission) and from the date of the preceding payment of commission (in the case of each subsequent payment) until the last day of the Commitment Commission Period.

The arrangement fee and commitment commission referred to in this Clause 10.8 are not refundable and shall be payable by the Borrower to the Bank whether or not any part of the Commitment is ever advanced.

11.	SECURITY. APPLICATION AND SET-OFF

11.1	Securities. As security for the due and punctual repayment of the Loan and payment of interest thereon as provided in this Agreement and of all other Outstanding Indebtedness, the Borrower shall ensure and procure that the following Security Documents are duly executed and, where required, registered in favour of the Bank in form and substance satisfactory to the Bank at the time specified herein or otherwise as required by the Bank and ensure that such security consists of:
(a)	the Mortgage;

(b)	the General Assignment;

(c)	the Corporate Guarantee;

(d)	the Charterparty Assignment;

(e)	the Accounts Pledge Agreement;

(f)	the Master Agreement Security Deed; and (g) the Manager’s Undertaking.
11.2	Maintenance of Securities. It is hereby undertaken by the Borrower that the Security Documents shall both at the date of execution and delivery thereof and so long as any moneys are owing and/or due under this Agreement or under the other Security Documents be valid and binding obligations of the respective Security Parties thereto and rights of the Bank enforceable in accordance with their respective terms and that they will, at the expense of the Borrower, execute, sign, perfect and do any and every such further assurance, document, act, omission or thing as in the opinion of the Bank may be necessary or desirable for perfecting the security contemplated or constituted by the Security Documents.

11.3	Application of funds. All moneys received or recovered by the Bank under or pursuant to any of the Security Documents and expressed to be applicable in accordance with the provisions of this clause 11.3 shall be applied by the Bank in the following manner:
(a)	firstly in or towards payment of Expenses and all sums other than principal or interest which may be due to the Bank under this Agreement and the Security Documents or any of them, at the time of application;

(b)	secondly in or towards payment of any default interest;

(c)	thirdly in or towards payment of any arrears of interest due in respect of the Loan or any part thereof;

(d)	fourthly in or towards repayment of the Loan or any part thereof which is due and payable; and

(e)	fifthly in or towards payment to the Bank for any loss suffered by reason of any such payment in respect of principal not being effected on an Interest Payment Date relating to the part of the Loan repaid; and

(f)	sixthly, in or towards payment to the Bank of any other sums owing to it under any of the Security Documents (other than the Master Agreement);

(g)	seventhly, in or towards payment to the Bank of any sum owing under the Master Agreement; and

(h)	eighthly the surplus (if any) shall be paid to the Borrower, or to whomsoever else shall be entitled thereto.
11.4	Waiver of right of appropriation. The Borrower hereby irrevocably waives any rights of appropriation to which it may be entitled.

11.5	Right of Set-off. Express authority is hereby given by the Borrower to the Bank without prejudice to any of the rights of the Bank at law contractually or otherwise, at any time and without notice to the Borrower:
(a)	to apply any credit balance standing upon any account of the Borrower with any branch of the Bank and in whatever currency in or towards satisfaction of any sum due to the Bank from the Borrower under this Agreement and/or any of the other Security Documents;

(b)	in the name of the Borrower and/or the Bank to do all such acts and execute all such documents as may be necessary or expedient to effect such application; and

(c)	to combine and/or consolidate all or any accounts in the name of the Borrower with the Bank.

(d)	For all or any of the above purposes authority is hereby given to the Bank to purchase with the monies standing to the credit of any such account or accounts such other currencies as may be necessary to effect such application. The Bank shall not be obliged to exercise any right given by this Clause.

11.6	Rights under Master Agreement.
(a)	Without prejudice to its rights hereunder and/or under the Master Agreement,

the Bank may at the same time as, or at any time after, any Event of Default under this Agreement or the Borrower’s default under the Master Agreement, set off any amount due now or in the future from the Borrower to the Bank under this Agreement against any amount due from the Bank to the Borrower under the Master Agreement and apply the first amount in discharging the second amount. The effect of any set off under this clause 11.6(a) shall be effective to extinguish or, as the case may require, reduce the liabilities of the Bank under the Master Agreement.

(b)	The rights conferred on the Bank by this Clause 11.6 shall be in addition to, and without prejudice to or limitation of, the rights of netting and set off conferred on the Bank by the Master Agreement. The Borrower acknowledges that the Bank shall be under no obligation to make any payment to the Borrower under or pursuant to the Master Agreement if, at the time that payment becomes due, there shall have occurred an Event of Default, which is continuing or Potential Event of Default, or an Event of Default or Termination Event (as those terms are respectively defined in the Master Agreement).
11.7	Earnings Account-Retention Account.
(a)	The Borrower and the Owner shall procure that all moneys payable in respect of the Earnings of the Vessel shall be paid to the relevant Earnings Account free from Encumbrances. Unless and until an Event of Default shall occur (whereupon the provisions of Clause 11.3 shall be applicable) no monies shall be withdrawn from the Earnings Account save as hereinafter provided:
(i)	first: in payment of any and all sums whatsoever due and payable to the Bank hereunder (such sums to be paid in such order as the Bank may in its sole discretion elect);

(ii)	second: during each month of the Security Period (but no later than, in the case of the first such month, the date falling thirty (30) days after the Drawdown Date and, in the case of each subsequent month, the same date of that month), the Borrower and the Owner shall cause to be transferred from the Earnings Account to the Retention Account of the aggregate amount of the Earnings of the Vessel received in the Earnings Account during the preceding month:
aa)	one third (1/3rd) of the amount of the Repayment Instalment specified in Clause 4.1 falling due for payment on the next following Repayment Date; and

bb)	the relevant fraction of the amount of interest on the Loan falling due on the next due date for payment of interest under this Agreement.
The expression “relevant fraction” in relation to an amount of interest on the Loan falling due for payment means a fraction (which shall be notified by the Bank to the Borrower at the beginning of each Interest Period) where the numerator is always one and where the denominator shall always be three (3) except in the case of an Interest Period of less than three (3) months, in which case the denominator shall be the number of months comprised in such Interest Period; and

(iii)	thirdly: any balance shall be released to the Owner.
(b)	If the aggregate amount of the Earnings of the Vessel received in the Earnings Account is insufficient in any month for the required transfer to be made from the Earnings Account to the Retention Account in accordance with Clause 11.7(a), the Borrower shall make up the amount of such insufficiency on demand from the Bank, but, without prejudice to its right to make such demand, the Bank may elect (at its absolute discretion) to make up the whole or any part of such insufficiency by increasing the amount of any transfer to be made in accordance with Clause 11.7(a)(ii) from the aggregate amount of such Earnings received in the next or subsequent months.

(c)	Until the occurrence of a Default, the Bank shall on each Repayment Date and on each due date for the payment of interest under this Agreement apply in accordance with the provisions of Clause 11.7 (ii) the relevant part of the balance then standing to the credit of the Retention Account as shall be required to make payment of the Repayment Instalment specified in Clause 4.1 then due under the terms of this Agreement or payment of interest then due under the terms of this Agreement and such transfer shall constitute a pro tanto satisfaction of the Borrower’s obligations to pay such repayment instalment or interest (as the case may be) then due under this Agreement.

(d)	Any amounts for the time being standing to the credit of the Retention Account shall bear interest at the rate from time to time offered by the Bank to its customers for Dollar deposits of similar amounts and for periods similar to those for which such amounts are likely to remain standing to the credit of the Retention Account. Such interest shall, provided that the foregoing provisions of this Clause 11.7 shall have been complied with and provided that no Default shall have occurred, be released to the Owner.

(e)	Nothing herein contained shall be deemed to affect the absolute obligation of the Borrower to pay interest on and to repay the Loan as provided in Clauses 3 and 4 or shall constitute a manner or postponement thereof.

(f)	The Owner hereby irrevocably authorises the Bank to make from its Earnings Account any and all above payments and repayments as and when the same fall due or at any time thereafter.

(g)	The Borrower and the Owner will comply with any written requirement of the Bank from time to time as to the location or re-location of the Earning Account and the Retention Account (or either of them) and will from time to time enter into such documentation as the Bank may require in order to create or maintain in favour of the Bank an Encumbrance in the Earnings Account and the Retention Account, all at cost and expense of the Borrower.

(h)	The Borrower and the Owner covenant with the Bank that the Earnings Account, the Retention Account and any moneys therein shall not be charged, assigned, transferred or pledged nor shall there be granted by the Borrower or the Owner or suffered to arise any third party rights over or against the whole or any part of the Earnings Account other than in favour of the Bank.

(i)	The Earnings Account shall be operated in accordance with the Bank’s usual terms and conditions (full knowledge of which the Borrower and the Owner hereby acknowledges) and subject to the Bank’s usual charges levied on such accounts and/or transactions conducted on such accounts (as from time to time notified by the Bank to the Borrower).

(j)	The Borrower hereby warrants that sufficient monies to meet the next Repayment Instalment plus interest thereon will be accumulated each and every month in the Retention Account.

(k)	After the occurrence of a Default the balance (if any) including any accrued interest standing to the credit of the Earnings Account and the Retention Account shall be applied in accordance with the provisions of Clause 11.3.

(l)	Upon payment in full of all principal, interest and all other amounts due to the Bank under the terms of this Agreement and the other Security Documents, any balance then standing to the credit of the Retention Account and/or the Earnings Account shall be released and paid to the Owner or to whomsoever else may be entitled to receive such balance.
12.	UNLAWFULNESS. INCREASED COSTS

12.1	Unlawfulness. If any change in, or introduction of, any law, regulation or regulatory requirement or any request of any central bank, monetary, regulatory or other authority or any order of any court renders it unlawful or contrary to any such regulation, requirement, request or order for the Bank to advance the Commitment (or any part thereof) or to maintain or fund the Loan, notice shall be given promptly by the Bank to the Borrower whereupon the Commitment shall be reduced to zero and the Borrower shall be obliged to prepay the Loan in accordance with such notice, together with accrued interest thereon to the date of prepayment and all other sums payable by the Borrower under this Agreement and/or the Master Agreement. In any such event the Borrower and the Bank shall (as per the provisions of sub-Clause 3.6) negotiate in good faith (but without incurring any legal obligations) with a view to agreeing the terms for making the Loan available from another jurisdiction or providing the Loan from alternative sources.

12.2	Change of circumstances. If any change in or in the interpretation of any applicable law or regulation, by any government or governmental authority or agency, makes it unlawful for the Bank to maintain or give effect to its obligations or to claim or receive any amount payable to the Bank under this Agreement, then the Bank may serve written notice on the Borrower declaring its obligations under this Agreement terminated in whole or in part, whereupon the same shall terminate forthwith and the Borrower will immediately repay the Loan and accrued interest to the date of prepayment together with all other Outstanding Indebtedness to the Bank pursuant to the terms of the notice.

12.3	Increased Cost. If, as a result of (a) any change in or in the interpretation of any law, regulation or official directive (whether or not having the force of law but, if not having the force of law, with which the Bank habitually complies), by any governmental authority in any country the laws or regulations of which are applicable on the Bank, or (b) compliance by the Bank with any request from any applicable fiscal or monetary authority (whether or not having the force of law but, if not having the force of law, with which the Bank habitually complies) or (c) any other set of circumstances affecting the Bank including (without limitation) those relating to Taxation, stock or capital adequacy, any type of liquidity, reserve assets, cash ratio deposits and special deposits or other banking or monetary controls or requirements (except to the extent included in the Mandatory Cost) which affects the manner in which the Bank allocates capital resources to its obligations hereunder (including (without limitation) those resulting from the implementation of or compliance with any amendment of the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basle Committee on Banking Supervision (July 1988, as amended) or any amendatory or substitute agreement thereof including, without limitation, the proposed new Basle Capital Accord (Basle II) or any law or regulation which implements Basle II):
(a)	the cost to the Bank of making the Commitment or any part thereof or maintaining or funding the Loan is increased or an additional cost on the Bank is imposed; and/or

(b)	subject the Bank to Taxes or the basis of Taxation (other than Taxes or Taxation on the overall net income of the Bank) in respect of any payments to the Bank under this Agreement or any of the other Security Documents is changed; and/or

(c)	the amount payable or the effective return to the Bank under any of the Security Documents is reduced; and/or

(d)	the Bank’s rate of return on its overall capital by reason of a change in the manner in which it is required to allocate capital resources to the Bank’s obligations under any of the Security Document is reduced; and/or

(e)	require the Bank to make a payment or forgo a return on or calculated by references to any amount received or receivable by it under any of the Security Documents is required; and/or

(f)	require the Bank to incur or sustain a loss (including a loss of future potential profits) by reason of being obliged to deduct all or part of the Commitment or the Loan from its capital for regulatory purposes, then and in each case (subject to Clause 12.6) the Borrower shall pay to the Bank, from time to time, upon demand, such additional moneys as shall indemnify the Bank for any increased or additional cost, reduction, payment, foregone return or loss whatsoever

12.4	Claim for increased cost. The Bank will promptly notify the Borrower of any intention to claim indemnification pursuant to Clause 12.3 and such notification will be a conclusive and full evidence binding on the Borrower as to the amount of any increased cost or reduction and the method of calculating the same and the Borrower shall be allowed to rebut such evidence by any means of evidence save for witness. A claim under Clause 12.3 may be made at any time and must be discharged by the Borrower within seven (7) days of demand. It shall not be a defence to a claim by the Bank under this Clause 12.3 that any increased cost or reduction could have been avoided by the Bank. Any amount due from the Borrower under Clause 12.3 shall be due as a separate debt and shall not be affected by judgement being obtained for any other sums due under or in respect of this Agreement.

12.5	Option to prepay. If any additional amounts are required to be paid by the Borrower to the Bank by virtue of Clause 12.3, the Borrower shall be entitled, on giving the Bank not less than fourteen (14) days prior notice in writing, to prepay the Loan and accrued interest thereon, together with all other Outstanding Indebtedness, on the next Repayment Date. Any such notice, once given, shall be irrevocable.

12.6	Exception. Nothing in Clause 12.3 shall entitle the Bank to receive any amount in respect of compensation for any such liability to Taxes, increased or additional cost, reduction, payment, foregone return or loss to the extent that the same is subject of an additional payment under Clause 5.3.

13.	ASSIGNMENT. PARTICIPATION. CHANGE OF LENDING BRANCH

13.1	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Bank and the Borrower and their respective successors and assigns.

13.2	No Assignment by the Borrower. The Borrower and any other parties to the Security Documents may not assign any rights and/or obligations under this Agreement or any of the other Security Documents or any documents executed pursuant to this Agreement and/or the other Security Documents.

13.3	Assignment by the Bank. The Bank may at any time (following adequate notice being given to the Borrower and the other Security Parties but without the consent of the Borrower), assign, transfer, or offer participation to any other bank or financial institution, in whole or in part, or in any manner dispose of all or any of its rights and/or obligations arising or accruing under this Agreement or any of the other Security Documents or any documents executed pursuant to this Agreement and/or the other Security Documents.

13.4	Documentation. If the Bank assigns, transfers or in any other manner grants participation in respect of all or any part of its rights or benefits or transfers all or any of its obligations as provided in this Clause 13 the Borrower undertakes, immediately on being requested to do so by the Bank, to enter into and procure that each Security Party enters into (at the Bank’s expense) such documents as may be necessary or desirable to transfer to the assignee, transferee or participant all or the relevant part of the interest of the Bank in the Security Documents and all relevant references in this Agreement to the Bank shall thereafter be construed as a reference to the Bank and/or assignee, transferee or participant of the Bank to the extent of their respective interests and, in the case of a transfer of all or part of the obligations of the Bank, the Borrower shall thereafter look only to the assignee, transferee or participant in respect of that proportion of the obligations of the Bank under this Agreement assumed by such assignee, transferee or participant. The Borrower hereby expressly consents to any subsequent transfer of the rights and obligations of the Bank and undertakes that it shall join in and execute such supplemental or substitute agreements as may be necessary to enable the Bank to assign and/or transfer and/or grant participation in respect of its rights and obligations to another branch or to one or more banks or financial institutions in a syndicate or otherwise.

13.5	Disclosure of information. The Bank may without the consent of the Borrower, disclose (on a confidential basis) to a prospective assignee, substitute or transferee or to any other person who may propose entering into contractual relations with the Bank in relation to this Agreement such information about the Borrower and the other Security Parties as the Bank shall consider appropriate.

13.6	Change of Lending Branch. The Bank shall be at liberty to transfer the Loan to any branch or branches, and upon notification of any such transfer, the word “Bank” in this Agreement and in the other Security Documents shall mean the Bank, acting through such branch or branches and the terms and provisions of this Agreement and of the other Security Documents shall be construed accordingly.

13.7	Cumulative Remedies. The rights and remedies of the Bank contained in this Agreement and the other Security Documents are cumulative and not neither exclusive of each other nor of any other rights or remedies conferred by law.

13.8	Waivers. No delay or omission by the Bank to exercise any right, remedy or power vested in the Bank under this Agreement and/or the other Security Documents or by law shall impair such right or power, or be construed as a waiver of, or as an acquiescence in any default by the Borrower and/or any other Security Party, nor shall any single or partial exercise by the Bank of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. In the event of the Bank on any occasion agreeing to waive any such right, remedy or power, or consent to any departure from the strict application of the provisions of this Agreement or of any Security Document, such waiver shall not in any way prejudice or affect the powers conferred upon the Bank under this Agreement and the other Security Documents or the right of the Bank thereafter to act strictly in accordance with the terms of this Agreement and the other Security Documents. No modification or waiver by the Bank of any provision of this Agreement or of any of the other Security Documents nor any consent by the Bank to any departure therefrom by any Security Party shall be effective unless the same shall be in writing and then shall only be effective in the specific case and for the specific purpose for which given. No notice to or demand on any such party in any such case shall entitle such party to any other or further notice or demand in similar or other circumstances.

13.9	Integration of Terms. This Agreement contains the entire agreement of the parties and its provisions supersede the provisions of the Commitment Letter (save for the provisions thereof which relate to fees) and any and all other prior correspondence and oral negotiation by the parties in respect of the matters regulated by this Agreement.

13.10	Amendments. This Agreement and any other Security Documents shall not be amended or varied in their respective terms by any oral agreement or representation or in any other manner other than by an instrument in writing of even date herewith or subsequent hereto executed by or on behalf of the parties hereto or thereto.

13.11	Invalidity of Terms. In the event of any provision contained in one or more of this Agreement, the other Security Documents and any other documents executed pursuant hereto or thereto being invalid, illegal or unenforceable in any respect under any applicable law in any jurisdiction whatsoever, such provision shall be ineffective as to the jurisdiction only without affecting the remaining provisions hereof or thereof. If, however, this event becomes known to the Bank prior to the Drawdown of the Commitment or of any part thereof the Bank shall be entitled to refuse drawdown until this discrepancy is remedied. Where, however, the provisions of any such applicable law may be waived, they are hereby waived by the parties hereto to the full extent permitted by the law to the intent that this Agreement, the other Security Documents and any other documents executed pursuant hereto or thereto shall be deemed to be valid binding and enforceable in accordance with their respective terms.

13.12	Inconsistency of Terms. In the event of any inconsistency between the provisions of this Agreement and the provisions of a Security Document the provisions of this Agreement shall prevail.

13.13	Language and genuineness of documents
(a)	Language: All certificates, instruments and other documents to be delivered under or supplied in connection with this Agreement or any of the other Security Documents shall be in the Greek or the English language (or such other language as the Bank shall agree) or shall be accompanied by a certified Greek translation upon which the Bank shall be entitled to rely.

(b)	Certification of documents: Any copies of documents delivered to the Bank shall be duly certified as true, complete and accurate copies by appropriate authorities or legal counsel practising in Greece or otherwise as it will be acceptable to the Bank at the sole discretion of the Bank.

(c)	Certification of signature: Signatures on Board or shareholder resolutions, Secretary’s certificates and any other documents are, at the discretion of the Bank, to be verified for their genuineness by appropriate Consul or other competent authority.
14.	COMMUNICATIONS

14.1	Notices. Every notice, request, demand or other communication under the Agreement or, unless otherwise provided therein, any of the Security Documents shall:
(a)	be in writing delivered personally or be first-class prepaid letter (airmail if available), or cable or shall be served through a process server or subject to Clause 10.7 by fax;

(b)	be deemed to have been received, subject as otherwise provided in this Agreement or the relevant Security Document, in the case of a fax, at the time of dispatch as per transmission report (provided that if the date of despatch is not a business day in the country of the addressee it shall be deemed to have been received at the opening of business on the next such business day), in the case of a cable 24 hours after despatch and in the case of a letter when delivered or served personally or five (5) days after it has been put into the post; and

(c)	be sent:
(i)	if to be sent to any Security Party, to: c/o Stealth Maritime Corp. S.A., 331 Kifissias Avenue, 145 61 Kifissia, Athens, Greece, Facsimile No: +30 210 6252817 Attention: Chief Financial Officer

(ii)	if to be sent to the Bank, to EFG Eurobank Ergasias S.A. Shipping Division,

83 Akti Miaouli, GR 185 38 Piraeus, Greece, F ax No.:+30 210 4587877 Attention: The Manager
or to such other person, address, fax number as is notified by the relevant Security Party or the Bank (as the case may be) to the other parties to this Agreement and, in the case of any such change of address, fax number notified to the Bank, the same shall not become effective until notice of such change is actually received by the Bank and a copy of the notice of such change is signed by the Bank.
14.2	Confidentiality
(a)	Each of the parties hereto agree and undertake to keep confidential any documentation and any confidential information concerning the business, affairs, directors or employees of the other which comes into its possession during this Agreement and not to use any such documentation, information for any purpose other than for which it was provided.

(b)	The Borrower acknowledges and accepts that the Bank may be required by law or that it may be appropriate for the Bank to disclose information and deliver documentation relating to the Borrower and the transactions and matters in relation to this Agreement and/or the other Security Documents to governmental or regulatory agencies and authorities.

(c)	The Borrower acknowledges and accepts that in case of occurrence of any of the Events of Default the Bank may disclose information and deliver documentation relating to the Borrower and the transactions and matters in relation to this Agreement and/or the other Security Documents to third parties to the extend that this is necessary for the enforcement or the contemplation of enforcement of the Bank’s rights or for any other purpose for which in the opinion of the Bank, such disclosure should be useful or appropriate for the interests of the Bank or otherwise and the Borrower expressly authorise any such disclosure and delivery.

(d)	The Borrower acknowledges and accepts that the Bank may be prohibited or it may be inappropriate for the Bank to disclose information to the Borrower by reason of law or duties of confidentiality owed or to be owed to other persons.

(e)	The Borrower hereby grants its consent to the communication by the Bank for process in the meaning of law 2472/97 of its personal data contained in this Agreement, the Security Documents, in the Earnings Account and the Retention Account for onwards communication thereof to the inter-banking database record called “Teiresias” kept and solely used by banks and financial institutions. The Borrower is entitled at any relevant time throughout the Security Period to revoke its consent given hereunder by written notice addressed to the Bank and the Registrar of “Teiresias A.E.” at 2, Alamanas street, 15125 Maroussi, Athens, Greece.
15.	GOVERNING LAW AND JURISDICTION

15.1	Law. This Agreement is governed by, and shall be construed in accordance with, English law.

15.2	Submission to jurisdiction. The Borrower agrees, for the benefit of each Creditor, that any legal action or proceedings arising out of or in connection with this Agreement against the Borrower or any of its assets may be brought in the English courts. The Borrower irrevocably and unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints and empowers Messrs. Saville & Co. (attention: Mr. Richard Saville) at their office for the time being at One Carey Lane, London, EC2V 8AE, England, to receive for it and on its behalf, service of process issued out of the English courts in any such legal action or proceedings, who is hereby authorised to accept such service, which shall be deemed to be good service on the Borrower, provided, however, that the Borrower further agrees that in the event that (i) Messrs. Saville & Co. (or any other agent appointed by the Borrower in substitution of Messrs. Saville & Co. and acceptable to the Bank) close or fail to maintain a business presence in England, or (ii) the Bank, in its sole discretion, shall determine that service of process on the said agents is not feasible or may be insufficient under the Laws of England, then any summons, writ or other legal process issued against the Borrower in England may be served upon Messrs. The Law Debenture Corporate Services Limited, currently located at 5th Floor, 100 Wood Street, London EC2V 7EX, England, (hereinafter called the “Process Agent for English Proceedings”) or their successors, who are hereby authorised to accept such service, which shall be deemed to be good service on the Borrower. The appointment of the Process Agent for English Proceedings shall be valid and binding from the date notice of such appointment is given by the Agent to the Borrower in accordance with Clauses 17.1 and 17.2. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of a Creditor to take proceedings against the Borrower in the courts of any other competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

The parties further agree that only the courts of England and not those of any other State shall have jurisdiction to determine any claim which the Borrower may have against any Creditor arising out of or in connection with this Agreement.

15.3	Contracts (Rights of Third Parties) Act 1999. No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

15.4	Process Agent in Greece. Mrs. Sophia Damigou, an attorney-at-law, c/o Stealth Maritime Corp. S.A., 331 Kifissias Avenue, 145 61 Kifissia, Athens, Greece, is

hereby appointed by the Borrower as agent to accept service (hereinafter “Process Agent”) upon whom any judicial process in respect of proceedings in Greece may be served and any process notice, judicial or extra-judicial request, demand for payment, payment order, foreclosure proceedings, notarial announcement of claim, notice, request, demand or other communication under this Agreement or any of the Security Documents. In the event that the Process Agent (or any substitute process agent notified to the Bank in accordance with the foregoing) cannot be found at the address specified above (or, as the case may be, notified to the Bank), which will be conclusively proved by a deed of a process server to the effect that the Process Agent was not found at such address, any process notice, judicial or extra-judicial request, demand for payment, payment order, foreclosure proceedings, notarial announcement of claim or other communication to be sent to any Security Party may be validly notified in accordance with the relevant provisions of the Hellenic Code on Civil Procedure.

15.5	Meaning of “proceedings”. In this Clause 15 “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.
IN WITNESS whereof the parties hereto have caused this Agreement to be duly executed the date first above written.

EXECUTION PAGE

THE BORROWER

SIGNED by		)
Mr. Andrew Simmons		)
for and on behalf of the Borrower		)
STEALTHGAS INC.		)	/s/ Andrew Simmons

of Marshall Islands, in the presence of:		)	Attorney-in-Fact

Witness:	/s/ Sophia Damigou

Name:	Sophia Damigou
Address:	c/o Stealth Maritime Corp. S.A., 331 Kifissias Avenue, 145 61 Athens, Greece
Occupation: Attorney-at-law

THE BANK

SIGNED by		)
Mr. Ioannis Tsirikos		)	/s/ Ioannis Tsirikos

Mrs. Stavroula-Sotiria Ydreou		)	Attorney-in-Fact
for and on behalf of		)
EFG EUROBANK ERGASIAS S.A.		)
in the presence of:		)	/s/ Stavroula-Sotiria Ydreou

Attorney-in-Fact

Witness:	/s/ Aristeidis D. Vourdas

Name:	Aristeidis D. Vourdas
Address:	13 Defteras Merarchias Street Piraeus, Greece
Occupation: Attorney-at-law

SCHEDULE 1
FORM OF DRAWDOWN NOTICE
(referred to in Clause 2.2)
To:	EFG EUROBANK ERGASIAS S.A. 83 Akti Miaouli, GR 185.38 Piraeus, Greece (the “Bank”)
[•], 2009
Re: US$37,500,000 Loan Agreement (the “Loan Agreement”) dated [•] February, 2009 made between (1) the Bank, as lender, (2) Stealthgas Inc., of Marshall Islands, as borrower, (the “Borrower”).
We refer to the Loan Agreement and hereby give you notice that we wish to draw the Commitment in the amount of $[•] (Dollars [•]) on [•], 2009. We select a first Interest Period in respect of the Loan of [•] months/ terminating on [•], 2009. The funds should be credited to [•] [name and number of account] [•]) with [•], New York, USA.
We confirm that:
(i)	no event or circumstance has occurred and is continuing which constitutes a Default;

(ii)	the representations and warranties contained in Clause 6 of the Loan Agreement and the representations and warranties contained in each of the Security Documents are true and correct at the date hereof as if made with respect to the facts and circumstances existing at such date;

(iii)	the borrowing to be effected by the drawing of the Commitment (or the relevant part thereof) will be within our corporate powers, has been validly authorised by appropriate corporate action and will not cause any limit on our borrowings (whether imposed by statute, regulation, agreement or otherwise) to be exceeded;

(iv)	there has been no change in the ownership, management or financial condition of any of the Security Parties from that previously disclosed to the Bank in writing other than [•]; and

(v)	we will use the Loan proceeds for our benefit and under our full responsibility and exclusively for the purposes specified in the Loan Agreement.

Words and expressions defined in the Loan Agreement shall have the same meanings when used herein.

SIGNED by	)
Mr.	)
for and on behalf of the Borrower	)
STEALTHGAS INC.	)
of Marshall Islands, in the presence of:	)

Witness:
	Name:	[•]
Address: [•] Piraeus, Greece, Occupation: Attorney-at-law